     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2001

                                                      REGISTRATION NO. 333-62272
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------

                            BIOSPHERE MEDICAL, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                           2834                          04-3216867
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                              1050 HINGHAM STREET
                         ROCKLAND, MASSACHUSETTS 02370
                                 (781) 681-7900
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                               JOHN M. CARNUCCIO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            BIOSPHERE MEDICAL, INC.
                              1050 HINGHAM STREET
                         ROCKLAND, MASSACHUSETTS 02370
                                 (781) 681-7900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         ------------------------------

                                   COPIES TO:

            SUSAN W. MURLEY, ESQ.                               DONALD J. MURRAY, ESQ.
             JOHN H. CHORY, ESQ.                                 DEWEY BALLANTINE LLP
              HALE AND DORR LLP                               1301 AVENUE OF THE AMERICAS
               60 STATE STREET                                    NEW YORK, NY 10019
         BOSTON, MASSACHUSETTS 02109                           TELEPHONE: (212) 259-8000
          TELEPHONE: (617) 526-6000                            FACSIMILE: (212) 259-6333
          FACSIMILE: (617) 526-5000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.

                         ------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS            SUBJECT TO COMPLETION            JUNE 28, 2001

--------------------------------------------------------------------------------

5,000,000 SHARES

[LOGO]

COMMON STOCK
----------------------------------------------------------------------

Of the 5,000,000 shares of common stock offered by this prospectus, we are selling 2,000,000 shares and Sepracor Inc., the selling stockholder, is selling 3,000,000 shares. As a result of this offering, Sepracor's ownership of our outstanding common stock will decrease from approximately 55% to approximately 22%.

Our common stock is quoted on the Nasdaq National Market under the symbol "BSMD." On June 25, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $15.49 per share.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Per Share     Total
------------------------------------------------------------------------------------------
PUBLIC OFFERING PRICE                                           $           $
------------------------------------------------------------------------------------------
UNDERWRITING DISCOUNT AND COMMISSIONS                           $           $
------------------------------------------------------------------------------------------
PROCEEDS, BEFORE EXPENSES, TO US                                $           $
------------------------------------------------------------------------------------------
PROCEEDS, BEFORE EXPENSES, TO THE SELLING STOCKHOLDER           $           $
------------------------------------------------------------------------------------------

The underwriters may also purchase up to an additional 750,000 shares of common stock from the selling stockholder at the public offering price, less the underwriting discount, to cover over-allotments, if any, within 30 days of the date of this prospectus.

The underwriters are offering the shares of common stock as described under the heading "Underwriting." Delivery of the shares will be made on or about
           , 2001.

UBS Warburg

             U.S. Bancorp Piper Jaffray

                          Adams, Harkness & Hill, Inc.

You should rely only on the information contained in this prospectus, including information incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary....................      1

Risk factors..........................      6

Information regarding forward-looking
  statements..........................     19

Use of proceeds.......................     20

Market price of common stock..........     20

Dividend policy.......................     21

Capitalization........................     22

Dilution..............................     23

Selected consolidated financial
  data................................     24

Management's discussion and analysis
  of financial condition and results
  of operations.......................     26

Business..............................     32

Medical advisory board................     52

Management............................     53

Selling stockholder...................     55

Description of capital stock..........     57

Underwriting..........................     60

Legal matters.........................     62

Experts...............................     62

Where you can find more information...     62

Incorporation by reference............     63

Index to consolidated financial
  statements..........................    F-1

Embosphere-Registered Trademark- is a registered trademark and BioSphere Medical-TM-, Hepasphere-TM-, Viasphere-TM-, MatrX-TM-, EmboGold-TM-, TempRx-TM-, LiquiDx-TM-, Radiosphere-TM- and GenS(2)-TM- are trademarks of BioSphere Medical, Inc. This prospectus also contains trademarks of companies other than BioSphere Medical, Inc.

                        [PAGE LEFT BLANK INTENTIONALLY]

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES INFORMATION ABOUT THE SHARES WE AND THE SELLING STOCKHOLDER ARE OFFERING, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. WE ENCOURAGE YOU TO READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE SPECIFIED OR THE CONTEXT REQUIRES OTHERWISE, THE TERMS "BIOSPHERE," "WE," "OUR" AND "US" REFER TO BIOSPHERE MEDICAL, INC. AND ITS SUBSIDIARIES.

OUR BUSINESS

We are pioneering the use of our proprietary bioengineered acrylic beads, known as microspheres, for medical applications using embolotherapy techniques and also to develop potential applications in several non-embolotherapy applications. We believe microsphere technologies, such as our proprietary microsphere platform, are enabling the rapid development of a new, "micro-interventional" market. We expect that micro-interventional devices will expand the capability of catheter-based interventional technologies and permit clinicians to treat medical conditions in a more effective and minimally invasive manner.

Embolotherapy is a minimally invasive procedure in which embolic materials, such as our microspheres, are delivered through a catheter into the blood vessels to inhibit blood flow to tumors or vascular defects or to control blood loss presurgically. Our lead product, Embosphere Microspheres, is a passive embolotherapy product targeted for the treatment of hypervascularized tumors and arteriovenous malformations. Hypervascularized tumors are tumors that have a large number of blood vessels feeding them and include certain tumors affecting the brain and spinal cord, tumors in the uterus, known as uterine fibroids, and tumors associated with primary liver cancer. By selectively blocking the tumor's blood supply, embolotherapy is designed to cause the tumor to shrink and necrose. Based on preliminary research, we believe that our microsphere technology platform can also be adapted to deliver drugs, living tissue or genetic material to targeted sites, which we refer to as active embolotherapy.

Our microspheres have a variety of characteristics that we believe make them preferable to other embolic materials currently used in embolotherapy. Specifically, we have designed our product to be easier to use and its delivery to the tumor more targeted and controlled, which we believe will result in better outcomes for the patient. By improving the practice and awareness of embolotherapy and the benefits of our products, we believe that patients currently untreated, surgical candidates and patients considering treatment with other embolics, may seek treatment with our microsphere technology.

We believe that our platform microsphere technology also has several non-embolotherapy applications, such as tissue bulking, repair and regeneration. In this context, we are exploring and/or developing microspheres for use in the treatment of a number of conditions, including stress urinary incontinence and gastroesophageal reflux disease.

The Uterine Fibroid Opportunity

Uterine fibroids are non-cancerous tumors which grow in or on the uterus. Their cause is unknown. Most patients with uterine fibroids do not initially have symptoms and remain undiagnosed until the patient experiences abnormal bleeding, increased urinary frequency, pain, swelling or fertility difficulties.

Until now, women suffering from uterine fibroids have historically had few treatment options. These treatment options include hysterectomy, a surgical procedure to remove the uterus, and myomectomy, surgical removal of uterine fibroids without removal of the uterus. Only 5% of the approximately six million patients who seek treatment annually for fibroid symptoms currently receive interventional or surgical therapy, with the remaining 95% either receiving hormone treatment on a temporary basis to relieve the symptoms or no treatment whatsoever. The historical treatments can have significant drawbacks, including temporary or permanent loss of fertility, lengthy recovery period, premature menopause and related symptoms, high cost, discomfort, side effects and risk of recurrence of fibroids.

A more recently adopted treatment for uterine fibroids is uterine artery embolization. We believe that uterine artery embolization has the potential in some cases to preserve the fertility of the patient that would be lost through hysterectomy and to reduce or eliminate the risk of recurrence of the uterine fibroid tumor and the complications associated with myomectomy. Many uterine artery embolization procedures can be performed in under one hour, and the patient is sedated but awake. The patient generally stays overnight in the hospital and typically returns to everyday activities within the next few days. In contrast, hysterectomy patients undergo general anesthesia, stay in the hospital for four to five days and have a five to six week recovery period.

The embolic material most commonly used today in uterine artery embolization is polyvinyl alcohol. Embolotherapy using polyvinyl alcohol has several limitations, including incomplete occlusion of the blood supply to the tumor and inflammation and unwanted injury of the surrounding normal tissue.

Our Embosphere Microspheres have a variety of characteristics that we believe make them preferable to polyvinyl alcohol or other embolic materials currently used in embolotherapy. These characteristics are designed to make our product easier to use and its delivery to the tumor more targeted and controlled, which we believe will result in better procedural outcomes for the patient. In addition, we believe affected people have become more proactive in seeking treatment alternatives, particularly with the general awareness and use of Internet medical sites.

In October 2000, we initiated our pivotal Phase II clinical trial of the safety and efficacy of Embosphere Microspheres for uterine artery embolization. We expect to file an application with the United States Food and Drug Administration in early 2002 for marketing approval or clearance for the use of Embosphere Microspheres for uterine artery embolization.

The Liver Cancer Opportunity

We believe that there may be an opportunity for the application of our embolotherapy technology for the treatment of liver cancer. Cancer originating in the liver is known as primary liver cancer. Cancer migrating into the liver from elsewhere in the body is known as metastatic liver cancer. The majority of liver cancer occurs outside the United States, with the highest prevalence occurring in Asia. This is due to the high incidence of the hepatitis B virus, which has been associated with the development of primary liver cancer.

Over 70 percent of primary liver cancers are inoperable and are treated primarily with radiation, chemotherapy, or destruction by cryo or thermal techniques. These techniques have limited effectiveness and often damage surrounding non-tumorous tissue. Recently, interventional radiologists have begun to perform passive liver embolotherapy and chemo-embolization, which combines chemotherapy and embolotherapy, as alternative treatments for liver cancer. Passive liver embolotherapy is intended to starve the liver tumor, without damaging the surrounding tissues or causing any adverse side effects, such as those associated with radiation and chemotherapy.

We are developing Hepasphere SAP Microspheres, which are expandable microspheres designed to be injected via a catheter into the blood vessels feeding the tumor. Hepasphere SAP Microspheres are designed to expand once inside the tumor by absorbing water from the blood in order to stop the blood supply to the tumor. Liver embolotherapy is intended to starve the liver tumor, without damaging the surrounding tissues or causing any side effects on other parts of the body, such as those associated with radiation and chemotherapy.

Our Strategy

Utilizing our platform microsphere technology and other platform technologies in development, our strategy is to develop and commercialize innovative embolotherapy products for conditions where minimally invasive treatments do not currently exist. Our criteria for product selection is that the product must have the potential to become the global leader in a significant market. The key elements of our strategy are as follows:

- continue to advance our microsphere technology on current passive embolotherapy applications;

- develop new embolotherapy platforms, including active microsphere technologies that advance the scope of embolotherapy into new therapeutic applications;

- pursue opportunities for microsphere technology in other medical applications with large target markets and commercialize these opportunities primarily through strategic alliances and partnerships;

- build a broad, value-added ancillary product portfolio to facilitate embolotherapy procedures; and

- build a sales infrastructure consistent with the customer base and the geographic distribution of the patient population.
                            ------------------------

We were incorporated in Delaware in December 1993 as a chromatography media business. During 1999, we strategically refocused our business on the commercialization of our microspheres for medical applications. In
February 1999 we acquired a 51% ownership interest in Biosphere Medical S.A., which has the license to the embolotherapy device that is now the main focus of our business. In May 1999, we sold substantially all of our assets relating to the chromatography business. In April 2000, we increased our ownership interest in Biosphere Medical S.A. to 85%. During 2000, we established two wholly-owned subsidiaries to pursue the development of our microsphere technologies in applications outside of, and complementary to, embolotherapy. In May 2000, we established Biosphere Medical Japan, Inc., a Delaware corporation, to develop and commercialize Embosphere Microspheres and Hepasphere SAP Microspheres in Asia. In December 2000, we established BSMD Ventures, Inc., also a Delaware corporation, to explore and develop non-embolotherapy applications for our proprietary microspheres. Our principal executive offices are located at 1050 Hingham Street, Rockland, Massachusetts 02370, and our telephone number is
(781) 681-7900. The information contained in our website at www.biospheremed.com is not a part of this prospectus.

THE OFFERING

Common stock offered by BioSphere Medical,
  Inc........................................  2,000,000 shares

Common stock offered by the selling
  stockholder................................  3,000,000 shares

Common stock to be outstanding after this
  offering...................................  12,597,822 shares

Use of proceeds..............................  For development and commercialization of existing and proposed products, clinical
                                               trials, enhancing sales, marketing and
                                               manufacturing capabilities and other general
                                               corporate purposes

Nasdaq National Market symbol................  BSMD

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' option to purchase up to 750,000 additional shares of common stock from the selling stockholder to cover over-allotments.

The number of shares of our common stock to be outstanding after the offering:

-   is based upon 10,597,822 shares outstanding as of May 31, 2001;

- does not take into account 4,075,390 shares issuable upon exercise of outstanding stock options as of May 31, 2001 at a weighted-average exercise price of $3.46 per share; and

- does not take into account 203,468 shares issuable upon the exercise of outstanding warrants as of May 31, 2001 at a weighted-average exercise price of $16.66 per share.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                                          Three Months
                                                 Years Ended December 31,                Ended March 31,
Condensed Consolidated Statement of   -----------------------------------------------   -----------------
Operations Data:                         1996      1997      1998      1999      2000      2000      2001
-------------------------------------------------------------------------------------   -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue.......................  $   122   $   152   $   202   $ 2,266   $ 3,961   $   774   $ 1,847
Costs and expenses:
  Cost of product sales.............       43        72        95     1,404     1,461       282       519
  Research and development..........       39        34        34       968     2,517       549       949
  Selling, general and
    administrative..................    1,505     1,195     1,364     4,003     7,847     1,280     3,116
  Stock-based compensation to non-
    employees.......................       --        --        --        --     1,261       270        --
                                      -------   -------   -------   -------   -------   -------   -------
    Total costs and expenses........    1,587     1,301     1,493     6,375    13,086     2,381     4,584
Loss from operations................   (1,465)   (1,149)   (1,291)   (4,109)   (9,125)   (1,607)   (2,737)
Other income (expense), net.........     (177)      (40)     (192)      115       678       131       236
                                      -------   -------   -------   -------   -------   -------   -------
Loss from continuing operations.....  $(1,642)  $(1,189)  $(1,483)  $(3,994)  $(8,447)  $(1,476)  $(2,501)
                                      =======   =======   =======   =======   =======   =======   =======
Basic and diluted net loss per share
  from continuing operations........  $ (0.21)  $ (0.14)  $ (0.17)  $ (0.47)  $ (0.87)  $ (0.16)  $ (0.24)
Weighted average shares outstanding:
  Basic and diluted.................    7,832     8,423     8,437     8,456     9,700     8,950    10,597

In 1999, we sold substantially all the assets of our then primary chromatography business, and restated our financial statements to reflect these operations as discontinued operations. We received net proceeds from that sale of approximately $10.6 million. The revenue from our non-strategic barium and other ancillary devices business provided 49% of our revenue in 2000 and 27% of our revenue in the first quarter of 2001. We do not expect that these products will be a significant part of future sales. The as adjusted balance sheet data gives effect to the sale of 2,000,000 shares of common stock offered by us under this prospectus at an assumed price of $15.49 per share and after deducting estimated underwriting discounts and offering expenses payable by us.

                                                                  March 31, 2001
                                                              ----------------------
Condensed Consolidated Balance Sheet Data:                      Actual   As Adjusted
------------------------------------------------------------------------------------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................   $12,437     $40,808
Working capital.............................................    11,612      39,983
Total assets................................................    17,252      45,623
Minority interest in Biosphere Medical S.A..................       629         629
Long-term debt and capital lease obligations................        85          85
Total stockholders' equity..................................    13,157      41,528

--------------------------------------------------------------------------------

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISK RELATING TO OUR FUTURE PROFITABILITY

Because we have a history of losses and our future profitability is uncertain, our common stock is a highly speculative investment

We have incurred operating losses since our inception and, as of March 31, 2001, had an accumulated deficit of approximately $47,000,000. We expect to spend substantial funds to continue research and product testing, to establish sales, marketing, quality control, regulatory and administrative capabilities and for other general corporate purposes. We expect to continue incurring losses for at least the next 12 to 18-month period as we expand our commercialization efforts.

We may never become profitable. If we do become profitable, we may not remain profitable on a continuing basis. Our failure to become and remain profitable would depress the market price of our common stock and impair our ability to raise capital and expand, diversify or continue our operations.

RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

If we do not achieve widespread market acceptance of our Embosphere Microspheres product, our business prospects will be seriously harmed

Our Embosphere Microspheres are based on new technologies and therapeutic approaches. In the United States, we only recently began selling our Embosphere Microspheres product. Our success will depend upon the medical community, patients and third party payors accepting our Embosphere Microspheres product as medically useful, cost-effective and safe. In particular, our success will depend upon obstetrics and gynecology physicians referring patients to interventional radiologists to receive treatment using our products in lieu of, or in addition to, receiving other forms of treatment which the obstetrics and gynecology physicians can provide directly.

Negative publicity associated with any adverse medical effects attributed to embolization treatments generally or our product specifically, may create the market perception that our products are unsafe. For example, patients commonly experience a day or two of post-procedure abdominal pain or cramping. Other infrequently occurring complications may include allergic reactions, early onset of menopause, infertility and infection that may, in some cases, require a hysterectomy. In addition, Embosphere Microspheres are designed to remain in the body permanently. As a result, there is some risk that some or all of the Embosphere Microspheres used in a medical procedure may travel in the blood system beyond the intended site of action and occlude, or block, other blood vessels, resulting in significant adverse health effects on the patient or even death. Moreover, to use our Embosphere Microspheres correctly for a particular medical procedure, physicians must select and use the proper size and quantity of Embosphere Microspheres. A physician's selection and use of the wrong size or quantity of Embosphere Microspheres could have significant adverse health effects on the patient, including death. It will be necessary for us to spend significant amounts of money and allocate management resources to educate physicians about the selection and use of the proper size and quantity of Embosphere Microspheres in patient therapy. In addition, there is only limited data

--------------------------------------------------------------------------------
6

Risk factors
--------------------------------------------------------------------------------

concerning the long-term health effects on persons resulting from embolotherapy using our Embosphere Microspheres.

If we are not able to successfully educate physicians to properly use our product or if the market determines or concludes that our product is not safe or effective for any reason, we may be exposed to product liability claims, product recalls and fines or other penalties or enforcement actions by regulatory agencies and associated adverse publicity. In addition, we have provided to our customers a satisfaction guarantee that requires us to accept the return of any inventory and credit the entire amount of the original order if a properly-trained customer is not satisfied with the performance of our microspheres. If we experience adverse publicity or are subject to product liability claims, excessive guarantee claims, recalls, fines and the like, we will be unable to commercialize successfully our products and achieve profitability.

We will be required to expend significant resources for research, development, testing and regulatory approval of our products under development and these products may not be developed successfully

We are developing and commercializing products for medical applications using embolotherapy techniques and also seeking to develop potential applications in several non-embolotherapy applications. Most of our product candidates are still undergoing clinical trials or are in the early stages of research and development. Our products may not provide greater benefits than current treatments or products or treatments or products under development. All of our products under development will require significant additional research, development, preclinical and/or clinical testing, regulatory approval and a commitment of significant additional resources prior to their commercialization. Our potential products may not:

-   be developed successfully;

-   be proven safe and efficacious in clinical trials;

- offer therapeutic or other improvements over current treatments and products;

-   meet applicable regulatory standards;

-   be capable of being produced in commercial quantities at acceptable costs;
    or

-   be successfully marketed.

If we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our products, we will have difficulty maintaining and increasing our sales

We are currently developing sales, distribution and marketing capabilities in the United States and have only limited sales, distribution and marketing capabilities in the European Union. It is expensive and time-consuming for us to develop a global marketing and sales force. Moreover, we may choose or find it necessary to enter into strategic collaborations to sell, market and distribute our products. The terms of any collaboration may not be favorable to us. We may not be able to provide adequate incentive to our sales force or to establish distribution and marketing collaborations with other companies to promote our products. We must also market the products in compliance with federal, state and local laws relating to the providing of incentives and inducements. Violation of these laws can result in substantial penalties. If we are unable to successfully motivate and expand our marketing

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

and sales force and further develop our sales and marketing capabilities, or if our distributors fail to promote our products, we will have difficulty maintaining and increasing our sales.

If the strategic redirection of our business is not successful, we may be unable to achieve growth in our business

In early 1999, we decided to exit the chromatography business, which had constituted our core business, to focus on the commercialization of microspheres for use in embolotherapy and other medical applications. We have restated our historical financial statements to reflect the discontinuation of our chromatography business. In addition, 73% of 1999 revenue and 49% of 2000 revenue included in our consolidated financial statements was derived from the sale of products we consider to be nonstrategic and which we do not expect to constitute a significant portion of our revenue on an ongoing basis. Our strategic shift from the chromatography business to the commercialization of microspheres may not prove to be successful and, consequently, we may be unable to grow our business and achieve profitability.

If we are unable to obtain adequate product liability insurance, then we may have to pay significant monetary damages in a successful product liability claim against us

The development and sale of medical devices entails an inherent risk of product liability. Product liability insurance is generally expensive for medical device companies such as ours. Although we maintain limited product liability insurance coverage for the clinical trials of our products, it is possible that we will not be able to obtain further product liability insurance on acceptable terms, if at all. Insurance we subsequently obtain may not provide us with adequate coverage against all potential claims. If we are exposed to product liability claims for which we have insufficient insurance, we may be required to pay significant damages which would prevent or delay our ability to commercialize our products.

If we are not able to compete effectively, we may experience decreased demand for our products which may result in price reductions

We have many competitors in the United States and abroad, including medical device and therapeutics companies, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the embolotherapy market. Our key competitors are Cordis Corporation, a Johnson & Johnson company, Boston Scientific Corporation and Cook Incorporated. These and many of our other competitors have greater capabilities, experience and financial resources than we do. As a result, they may develop products that compete with our Embosphere Microspheres product more rapidly or at less cost than we can. Currently, the primary products with which our Embosphere Microspheres compete for some of our applications are polyvinyl alcohol, polymerizing gels and coils. In addition, our competitors may develop technologies that render our products obsolete or otherwise noncompetitive.

We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to grow our business. Moreover, we may not be able to compete effectively, and competitive pressures may result in less demand for our products and impair our ability to become profitable.

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If we fail to maintain, or in some instances obtain, an adequate level of reimbursement for our products by third-party payors, there may be no commercially viable markets for our products

The availability and levels of reimbursement by governmental and other third party payors affects the market for any medical device. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount. Currently, only a limited number of insurance companies fully or partially reimburses for embolization procedures. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices that companies such as ours charge for medical products. In some foreign countries, particularly the countries of the European Union where our Embosphere Microspheres product is currently marketed and sold, the pricing of medical devices is subject to governmental control and the prices charged for our products have in some instances been reduced as a result of these controls. Additionally, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. These proposals, if adopted, could result in less sales revenue to us, and could affect our ability to raise capital and market our products.

If we do not retain our senior management, other key employees, scientific collaborators and advisors, we may not be able to successfully implement our business strategy

The loss of key members of our management team could harm us. We also depend on our scientific collaborators and advisors, all of who have other commitments that may limit their availability to us. Our success is substantially dependent on the ability, experience and performance of these members of our senior management and other key employees, scientific collaborators and advisors. Because of their ability and experience, if we lose one or more of these individuals, we may not be able to implement successfully our business strategy.

If we do not attract and retain skilled personnel, we will not be able to expand our business

Our future success will depend in large part upon our ability to attract and retain highly skilled scientific, operational, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for these types of persons from other companies, research and academic institutions, government entities and other organizations. Consequently, if we are unable to attract and retain skilled personnel, we will not be able to expand our business.

If we make any acquisitions, we will incur a variety of costs and may never successfully integrate the acquired business into ours

We may attempt to acquire businesses, technologies, services or products that we believe are a strategic complement to our business model. We may encounter operating difficulties and expenditures relating to integrating an acquired business, technology, service or product. These acquisitions may also absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. We may also make dilutive issuances of equity securities, incur debt or experience a decrease in the cash available for our operations, or incur contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, in connection with any future acquisitions.

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If we are compelled to acquire the remaining interest in Biosphere Medical S.A., we may be required to incur indebtedness, or make a significant cash payment, which may result in a decrease in available cash for our operations

We currently own 85% of the outstanding capital stock of Biosphere Medical S.A., a French societe anonyme which we refer to as BMSA. We have the right to acquire the remaining 15% of BMSA in 2004. The purchase price that we are required to pay is equal to the product of the percentage interest to be purchased and the sum of BMSA's rolling average twelve-month sales and worldwide Embosphere Microsphere sales as of the date of exercise. Moreover, the holder of the remaining 15% interest has the option to require us to purchase the remaining 15% interest from December 31, 2003 until December 31, 2004 for an amount equal to the greater of an agreed upon price (in French francs) for each percentage interest to be sold or the amount payable adjusted to a rolling nine-month sales average under the purchase option. In any event, the price that we are required to pay if the minority holder exercises its put option shall not be less than FF551,020 (approximately $74,000 as of March 31, 2001). If we are compelled by the minority stockholder to acquire the minority interest at a future date, we could be required to make a significant payment, which could result in us incurring debt or a decrease in the cash available to us for our operations.

Because Sepracor Inc. and our executive officers and directors own a majority of our common stock, they have substantial control over us

As of March 31, 2001, Sepracor Inc. beneficially owned approximately 55% of our outstanding common stock. Sepracor's ownership will decline to 22% as a result of this offering. In addition, as of March 31, 2001, our executive officers and directors beneficially owned, in the aggregate, approximately 14% of our outstanding common stock, excluding shares owned by Sepracor which some of our directors and executive officers may be deemed to beneficially own but including shares issuable upon exercise of vested options and warrants. Two of our directors are executive officers of Sepracor. Sepracor and our executive officers and directors are able to control all corporate actions requiring stockholder approval irrespective of how our other stockholders may vote, including:

-   the election of directors;

-   the amendment of charter documents;

- the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

- the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

This ownership concentration could cause the market price of our common stock to decline. In addition, conflicts of interest between Sepracor and us may arise, including with respect to competitive business activities and control of our management and our affairs.

RISKS RELATING TO REGULATORY MATTERS

If we do not obtain the regulatory approvals required to market and sell our products, then our business will be unsuccessful and the market price of our stock will substantially decline

We are subject to regulation by government agencies in the United States and abroad with respect to the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products.

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For example, our products are subject to approval or clearance by the FDA prior to marketing in the United States for commercial use. Similar regulations exist in most major foreign markets, including the European Union and Japan. The process of obtaining necessary regulatory approvals and clearances will be time-consuming and expensive for us. If we do not receive required regulatory approval or clearance to market our products, we will not be able to develop and commercialize our products and become profitable, and the value of our common stock will substantially decline.

We are focusing our immediate product commercialization efforts on our Embosphere Microspheres. In April 2000, we obtained clearance from the FDA to market our Embosphere Microspheres in the United States for the embolization of hypervascularized tumors and arteriovenous malformations. However, before we can market Embosphere Microspheres in the United States for use in the embolization of uterine fibroids, we will require either FDA clearance of a premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, which we refer to as a 510(k) notification, or the more time consuming and expensive approval of a premarket approval application under Section 515 of the Federal Food, Drug, and Cosmetic Act, which we refer to as a premarket approval. We do not expect to receive the required clearance or approval for specific labeling for uterine fibroids until 2002, if at all. In order to obtain FDA clearance or approval to market our product for this indication, we are conducting clinical trials, which may be lengthy and expensive.

If the FDA or other regulatory agencies place restrictions on, or impose additional approval requirements with respect to, products we are then marketing, we may incur substantial additional costs and experience delays or difficulties in continuing to market and sell these products

Even if the FDA grants to us approval or clearance with respect to any of our products, it may place substantial restrictions on the indications for which we may market the product, which could result in fewer sales and lower revenues. The marketing claims we are permitted to make in labeling or advertising regarding our Embosphere Microspheres are limited to those specified in any FDA clearance or approval. For example, because our products are not specifically approved for labeling for use for uterine fibroids, we may not promote them for this use. However, we believe that a majority of our revenue in the United States for the year ended December 31, 2000 and the three months ended
March 31, 2001 was derived from the sale of Embosphere Microspheres for use in uterine fibroid embolization.

We may in the future make modifications to our Embosphere Microspheres or their labeling which we determine do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to make additional 510(k) filings for the modification, and we may be prohibited from marketing the modified product until we obtain FDA clearance, which could delay our ability to introduce product modifications or claims into the market. Similarly, if we obtain premarket approval, we may not be able to make product or labeling changes until we get FDA approval.

Further, the FDA has classified our embolotherapy device into Class III, which means that even though we have obtained clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act to market the device for certain indications, the FDA could in the future promulgate a regulation requiring premarket approval of the device under Section 515 of the Federal Food, Drug, and Cosmetic Act to allow it to remain on the market. We may experience difficulty in providing to the FDA sufficient data for premarket approval in a timely fashion, if at all. In addition, the FDA may require us to conduct a postmarket surveillance study on our embolotherapy device, which is designed to track specific elements of patient experience with our Embosphere Microspheres product after we

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have begun marketing it. If such a study revealed previously unknown adverse events or an unexpectedly high rate of adverse events, the FDA could place further restrictions on our marketing of the device, or rescind our clearance or approval.

Our products will be subject to continuing FDA requirements relating to quality control, quality assurance, maintenance of records, documentation, manufacturing, labeling and promotion of medical devices. We are also required to submit medical device reports to the FDA to report device-related deaths or serious injuries, as well as malfunctions, the recurrence of which would be likely to cause or contribute to a death or serious injury. These reports are publicly available.

If our clinical trials are not completed successfully, we will not be able to develop and commercialize our products

Although for planning purposes we forecast the timing of completion of clinical trials, the actual timing can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions, the rate of patient accruals and the uncertainties inherent in the clinical trial process. In addition, we may rely on academic institutions or clinical research organizations to supervise or monitor some or all aspects of clinical trials involving our products. Accordingly, we may have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. In addition, we will need FDA approval to initiate some clinical trials, and the trials must be conducted in compliance with FDA regulations. As a result of these factors, we or third parties may not successfully begin or complete our clinical trials and we may not make regulatory submissions or receive required regulatory approvals to commence or continue our clinical trials in the time periods we have forecasted, if at all. If we or third parties fail to commence or complete, or experience delays in, any of our planned clinical trials, then we are likely to incur additional costs and delays in our product development programs, and we may not be able to successfully develop and commercialize our products. If we incur costs and delays in our programs or if we do not successfully develop and commercialize our products, our stock price could decline.

If we fail to comply with regulatory laws and regulations, we will be subject to enforcement actions, which will affect our ability to market and sell our products and may harm our reputation

If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products successfully and could harm our reputation and lead to less acceptance of our products by the market. These enforcement actions include:

-   product seizures;

-   voluntary or mandatory recalls;

-   voluntary or mandatory patient or physician notification;

-   withdrawal of product clearances or approvals;

-   withdrawal of investigational device exemption approval;

-   restrictions on, or prohibitions against, marketing our products;

-   fines;

-   restrictions on importation of our products;

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-   injunctions;

-   civil and criminal penalties; and

- withdrawal of premarket approval or rescission of premarket notification clearance.

RISKS RELATING TO INTELLECTUAL PROPERTY

If we are unable to obtain patent protection for our products, their competitive value could decline

We may not obtain meaningful protection for our technology and products with the patents and patent applications that we own or license relating to our microsphere technology. In particular, the patent rights we possess or are pursuing generally cover our technologies to varying degrees, and these rights may not prevent others from designing products similar to or otherwise competitive with our Embosphere Microspheres and other products commercialized by us. For example, our U.S. patent directed to copolymers used to make our present Embosphere Microspheres will expire in June 2001. Two other U.S. patents and their foreign equivalents are also directed to materials and methods for performing embolization. To the extent that our competitors are able to design products competitive with ours without infringing our intellectual property rights, we may experience less market penetration with our products and, consequently, we may have decreased revenues.

We do not know whether competitors have similar United States patent applications on file, since United States patent applications filed before November 28, 2000 or for which no foreign patents will be sought are secret until issued, and applications filed after November 28, 2000 are published approximately 18 months after their earliest priority date. Consequently, the United States Patent and Trademark Office could initiate interference proceedings involving our owned or licensed United States patent applications or issued patents. Further, there is a substantial backlog of patent applications at the United States Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

If we become involved in expensive patent litigation or other proceedings to enforce our patent rights, we could incur substantial costs and expenses or substantial liability for damages or be required to stop our product development and commercialization efforts

In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. By initiating legal proceedings to enforce our intellectual property rights, we may also provoke these third parties to assert claims against us and, as a result, our patents could be narrowed, invalidated or rendered unenforceable by a court. Furthermore, we may be sued for infringing on the intellectual property rights of others. We may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court regarding the

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proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, could divert management attention and resources away from our business.

The patent position of companies like ours generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. We may not prevail in any patent-related proceeding. If we do not prevail in any litigation, we could be required to pay damages, stop the infringing activity, or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be prevented from selling some of our products, which could decrease our revenue.

If any of our licenses to use third-party technologies in our products are terminated, we may be unable to develop, market or sell our products

We are dependent on various license agreements relating to each of our current and proposed products that give us rights under intellectual property rights of third parties. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on us. Our failure, or any third party's failure, to comply with the terms of any of these licenses could result in us losing our rights to the license, which could result in us being unable to develop, manufacture or sell products which contain the licensed technology.

RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

We will continue to need substantial additional funds, and if additional capital is not available, we may have to limit, scale back or cease our operations

We may need to raise additional funds to develop and commercialize our products successfully. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our product development, reduce our workforce and license to others products or technologies that we otherwise would seek to commercialize ourselves. Other than a $2,000,000 credit line with a bank, we have no committed source of capital. Sepracor is the guarantor of this credit line. We have entered into a security agreement with Sepracor pursuant to which we have pledged to Sepracor all of our U.S. assets, excluding our equity interest in BMSA, as collateral for Sepracor's guarantee to the bank. If we default under the security agreement with Sepracor or under any other agreement relating to indebtedness for borrowed money, we will be required to pledge our equity ownership of BMSA to Sepracor. We may seek additional funding through collaborative arrangements, borrowing money or the sale of additional equity securities. We may not receive additional funding on reasonable terms or at all. Any sales of additional shares of our capital stock are likely to dilute our existing stockholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from commercial lenders, possibly at high interest rates, which will increase the risk of your investment in us.

If operating results fluctuate significantly from quarter to quarter, then our stock price may decline

Our operating results could fluctuate significantly from quarter to quarter. These fluctuations may be due to several factors including the timing and volume of customer orders for our Embosphere Microspheres, customer cancellations and general economic conditions. We also expect that our

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operating results will be affected by seasonality, since we expect our revenues to decline substantially in the third quarter of each year from the first two quarters of each year because we do a significant percentage of our business in the European Union, which typically experiences a slowdown of business during August. Due to these fluctuations, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

In addition, a large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenue declines or does not grow as much as we anticipate, we might not be able to improve our operating margins. In addition, we plan to significantly increase operating expenses in the next several years. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.

RISKS RELATING TO THE PRODUCTION AND SUPPLY OF OUR PRODUCTS

If we experience manufacturing delays or interruptions in production, then we may experience customer dissatisfaction and our reputation could suffer

If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently produce all of our Embosphere Microspheres products in one manufacturing facility in France. We would likely experience significant delays or cessation in producing our products at this facility if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur. If we are unable to manufacture our products at our facility in France, we may be required to enter into arrangements with one or more contract manufacturing companies. We have contingency plans to establish manufacturing in the United States in place but we could encounter delays or difficulties establishing relationships with contract manufacturers or in establishing agreements on terms that are favorable to us. In addition, if we are required to depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability.

Also, manufacturers, including us, must adhere to the FDA's current Good Manufacturing Practices regulations, which are enforced by the FDA through its facilities inspection program. The manufacturers may not be able to comply or maintain compliance with Good Manufacturing Practices regulations. If our manufacturers fail to comply, their non-compliance could significantly delay our receipt of premarket approval or result in FDA enforcement action, including an embargo on imported devices. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer we will be required to submit a premarket approval application supplement before the change is implemented.

Because we rely on a limited number of suppliers, we may experience difficulty in meeting our customers' demands for our products in a timely manner or within budget

We currently purchase key components of our Embosphere Microspheres from a variety of outside sources. Some of these components may only be available to us through a few sources. We generally do not have long-term agreements with any of our suppliers.

Our reliance on our suppliers exposes us to risks, including:

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                                                                              15
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-   the possibility that one or more of our suppliers could terminate their services at any time without penalty;

-   the potential inability of our suppliers to obtain required components;

-   the potential delays and expenses of seeking alternative sources of supply;

- reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers; and

- the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current Good Manufacturing Practices regulations.

Consequently, in the event that our suppliers delay or interrupt the supply of components for any reason, our ability to produce and supply our products could be impaired, which could lead to customer dissatisfaction.

RISKS RELATING TO OUR FOREIGN OPERATIONS

If we are unable to meet the operational, legal and financial challenges that we will encounter in our international operations, we may not be able to grow our business

Our operations are currently conducted primarily through our French subsidiary. Furthermore, we currently derive a majority of our revenue from the sale of our Embosphere Microspheres and other products in the European Union. We are increasingly subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

- failure of local laws to provide the same degree of protection against infringement of our intellectual property;

- protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

- potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

- potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

Because we exchange foreign currency received from international sales into U.S. dollars and are required to make foreign currency payments, we may incur losses due to fluctuations in foreign currency translations

A significant portion of our business is conducted in French francs and the euro. In 1999, 2000 and the first quarter of 2001, we experienced net foreign currency exchange gains of approximately $24,000, $21,000 and $14,000, respectively. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses, which may cause fluctuations in our future operating results. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

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RISKS RELATING TO THIS OFFERING

Because the market price of our stock is highly volatile, investments in our stock could rapidly lose their value and we may incur significant costs from class-action litigation

The market price of our stock is highly volatile. As a result, your investment in us could rapidly lose its value. In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many medical device companies and which are often unrelated to the operating performance of these companies.

Recently, when the market price of a stock has been as volatile as our stock price has been, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs in defending the lawsuit. The lawsuit could also divert the time and attention of our management.

If shares in this offering were offered in violation of the Securities Act of 1933, certain purchasers of these shares would have the right to seek refunds or damages

Prior to the effectiveness of the registration statement covering the shares of our common stock being sold in this offering, some of the potential purchasers of our common stock received written materials consisting of a list of selected physicians with whom we collaborate, a notice of our inclusion in the "Russell 3000" stock index, a list of media references to uterine fibroid embolization and, in some cases, a copy of the FDA-approved labeling contained in the 510(k) clearance for our Embosphere Microspheres. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. We urge all interested persons to read, and base their investment decision only on, the information contained in this prospectus.

If the distribution of these materials did constitute a violation of the Securities Act of 1933, persons who received these materials, directly or indirectly, and who purchased our common stock in this offering may have the right, for a period of one year from the date of the violation, to obtain recovery of the consideration paid in connection with their purchase of our common stock or, if they had already sold the stock, to recover any losses resulting from their purchase of our common stock.

We will have broad discretion concerning the proceeds of this offering and our results of operations may suffer if the proceeds are not applied effectively

We will retain broad discretion over the use of proceeds from this offering. You may not agree with how we spend the proceeds, and our use of the proceeds may not yield significant return or any return at all. See "Use of Proceeds" for a description of our current plans for using the proceeds from this offering. Because of the number and variability of factors that determine our use of the net proceeds from this offering, our ultimate use of the proceeds might vary substantially from our currently planned uses. If we do not apply the proceeds effectively, our results of operations may suffer.

Future sales of our common stock may depress our stock price

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these

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factors could make it more difficult for us to raise funds through future offerings of common stock. We will have 12,597,822 shares of common stock outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. Of the remaining shares of common stock outstanding, 8,228,034 shares are freely tradable and 2,369,788 shares will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We have registered the offer and sale by certain investors of 2,032,255 shares of common stock that we placed in private transactions in 2000, including 510,094 shares held by Sepracor and certain of our officers and directors. Subject to the lock up agreements signed by Sepracor and our officers and directors, which are described below, these shares may be sold at any time and from time to time. Such sales could adversely affect the market price of our common stock. In addition, we have agreed with the holder of a warrant to purchase 40,000 shares of our common stock to register the shares of common stock underlying the warrant on a resale registration statement promptly following the consummation of this offering.

Our executive officers and directors, who collectively hold an aggregate of 210,355 shares of common stock, have agreed not to sell or otherwise dispose of any shares of common stock for 90 days after this offering, subject to certain limited exceptions. Sepracor, which will hold 2,824,333 shares of our common stock upon completion of this offering, assuming the underwriters do not exercise their over-allotment option, has agreed not to sell or otherwise dispose of any shares of common stock for 120 days after the offering. Sepracor and other stockholders and warrantholders have rights to have their shares registered in the future for sale in the public market. For a description of these registration rights, see "Description of capital stock--Registration Rights."

Current shareholders will experience immediate and substantial dilution

The public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our current expectations of our future results of operations, financial condition, business strategy and financial needs. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

Actual results or outcomes may differ materially from those we predict in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

-   market acceptance of and continuing demand for our products;

-   the attainment of patent protection for any of these products;

-   the impact of competitive products, pricing and reimbursement policies;

-   our ability to obtain additional financing to support our operations;

-   clinical trial results;

-   obtaining and maintaining regulatory approval where required; and

-   changing market conditions and other risks detailed below.

We have based the forward-looking statements in this prospectus and in the documents we incorporate by reference largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus or in the documents we incorporate by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus, including in "Management's discussion and analysis of financial condition and results of operations" and "Business" and in the documents we incorporate by reference.

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the 2,000,000 shares of common stock being sold by us in this offering, assuming a public offering price of $15.49 per share, will be approximately $28,371,000, after deducting the estimated underwriting discounts and offering expenses. We expect to use net proceeds of this offering as follows:

-   development and commercialization of existing and proposed products;

-   expenses relating to the conduct of clinical trials; and

-   enhancing sales, marketing, and manufacturing capabilities.

We intend to use the remainder of the net proceeds for working capital and general corporate purposes, including to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending the use described above, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

We will not receive any proceeds from the sale of stock in this offering by Sepracor.

MARKET PRICE OF COMMON STOCK

Our common stock has traded on the Nasdaq National Market from March 1994 through January 13, 1999 and from March 29, 2000 to the present. Our common stock traded on the National Association of Securities Dealers, Inc. OTC Bulletin Board from January 14, 1999 to March 28, 2000. The following table shows the range of high and low sale prices per share of our common stock as reported on the Nasdaq National Market or the OTC Bulletin Board, as the case may be, for the periods indicated.

                                                                Common Stock Price
                                                              ----------------------
                                                                  High           Low
------------------------------------------------------------------------------------
FISCAL YEAR ENDED DECEMBER 31, 1999
    First Quarter...........................................   $ 1.13        $ 0.69
    Second Quarter..........................................     1.30          0.70
    Third Quarter...........................................     2.16          0.75
    Fourth Quarter..........................................     6.38          1.50

FISCAL YEAR ENDED DECEMBER 31, 2000
    First Quarter...........................................   $50.50        $ 6.00
    Second Quarter..........................................    31.38         12.25
    Third Quarter...........................................    18.63         10.50
    Fourth Quarter..........................................    14.56          9.00

FISCAL YEAR ENDING DECEMBER 31, 2001
    First Quarter...........................................   $19.81        $ 9.50
    Second Quarter (through June 25, 2001)..................    19.00         11.56

On June 25, 2001, the closing price of our common stock on the Nasdaq National Market was $15.49. As of June 25, 2001, there were approximately 140 holders of record of our common stock.

BioSphere is slated for addition to the Russell 3000 Index according to a recent publication by the Russell Indexes. The Russell 3000 Index measures the performance of the 3,000 largest United States companies based on total market capitalization. The final membership list for the Russell 3000 Index

--------------------------------------------------------------------------------
20

--------------------------------------------------------------------------------

is expected to be publicly available after 5:00 p.m. on July 9, 2001, and is subject to change prior to that time.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock in the past and do not intend to pay dividends on our common stock in the future.

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                                                                              21

--------------------------------------------------------------------------------

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2001:

-   on an actual basis; and

- on an as adjusted basis giving effect to the issuance and sale by us of 2,000,000 shares of common stock in this offering at an assumed public offering price of $15.49 per share, after deducting estimated underwriting discounts, commissions and offering expenses payable by us.

                                                                    March 31, 2001
                                                              ---------------------------
                                                                    Actual    As Adjusted
-----------------------------------------------------------------------------------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                       AMOUNTS)
Long-term debt, net of current portion......................  $         85   $         85
Minority interest in Biosphere Medical S.A..................           629            629
                                                              ------------   ------------
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
    authorized; no shares issued or outstanding.............            --             --
  Common stock, $0.01 par value; 25,000,000 shares
    authorized; 10,597,422 shares issued and outstanding on
    an actual basis, and 12,597,422 shares issued and
    outstanding on an as adjusted basis.....................           106            126
  Additional paid-in capital................................        60,109         88,460
  Accumulated deficit.......................................       (47,016)       (47,016)
  Cumulative translation adjustment.........................           (42)           (42)
                                                              ------------   ------------
    Total stockholders' equity..............................        13,157         41,528
                                                              ------------   ------------
      Total capitalization..................................  $     13,871   $     42,242
                                                              ============   ============

The above data exclude:

- 4,026,180 shares of common stock issuable upon exercise of options outstanding as of March 31, 2001 at a weighted-average exercise price of $3.30 per share; and

- 203,468 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2001 at a weighted-average exercise price of $16.66 per share.

--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------

DILUTION

Our net tangible book value as of March 31, 2001 was approximately
$11.9 million, or $1.12 per share. Our net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding as of March 31, 2001. After giving further effect to the sale by us of 2,000,000 shares of our common stock in this offering at an assumed public offering price of $15.49 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at March 31, 2001 would have been approximately $40.3 million or $3.20 per share. This represents an immediate increase in net tangible book value per share of $2.08 to existing stockholders and an immediate dilution of $12.29 per share to new investors. Dilution per share represents the difference between the amount per share paid by the new investors in this offering and the net tangible book value per share at March 31, 2001, giving effect to this offering. The following table illustrates this per share dilution to new investors.

Assumed public offering price per share...............                       $15.49
                                                                            -------
  Net tangible book value per share before this
    offering..........................................        $1.12
  Increase per share attributable to this offering....         2.08
                                                             ------
Net tangible book value per share after this
 offering.............................................                         3.20
                                                                            -------
Dilution per share to new investors...................                       $12.29
                                                                            =======

These calculations assume no exercise of stock options and warrants outstanding as of March 31, 2001. As of March 31, 2001, there were outstanding options to purchase an aggregate of 4,026,180 shares of our common stock at a weighted average exercise price of $3.30 per share and warrants to purchase 203,468 shares of our common stock at a weighted-average exercise price of $16.66 per share. To the extent any of these options or warrants are exercised, there would be further dilution to investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and related notes to those statements and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited consolidated financial statements, not included in this prospectus. The consolidated statement of operations data for the three-month period ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2001 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the information set forth herein. The historical results presented here are not necessarily indicative of future results.

                                                                                          Three Months
                                                  Year Ended December 31,                Ended March 31,
Consolidated Statement of             -----------------------------------------------   -----------------
Operations Data                          1996      1997      1998      1999      2000      2000      2001
-------------------------------------------------------------------------------------   -----------------
                                                                (IN THOUSANDS)
Revenue:
  Product sales.....................  $    97   $   117   $   155   $ 2,263   $ 3,961   $   774   $ 1,847
  License fees......................       25        35        47         3        --        --        --
                                      -------   -------   -------   -------   -------   -------   -------
    Total revenue...................      122       152       202     2,266     3,961       774     1,847
                                      -------   -------   -------   -------   -------   -------   -------
Costs and expenses:
  Cost of product sales.............       43        72        95     1,404     1,461       282       519
  Research and development..........       39        34        34       968     2,517       549       949
  Selling, general and
    administrative..................    1,505     1,195     1,364     4,003     7,847     1,280     3,116
  Stock-based compensation to non-
    employees.......................       --        --        --        --     1,261       270        --
                                      -------   -------   -------   -------   -------   -------   -------
Total costs and expenses............    1,587     1,301     1,493     6,375    13,086     2,381     4,584
                                      -------   -------   -------   -------   -------   -------   -------
Loss from operations................   (1,465)   (1,149)   (1,291)   (4,109)   (9,125)   (1,607)   (2,737)
Other income (expense):
  Interest income...................       37        32        30       234       715       110       230
  Interest expense..................     (214)      (72)     (222)     (134)      (54)      (17)       (6)
  Other income......................       --        --        --        15        17        38        12
                                      -------   -------   -------   -------   -------   -------   -------
Loss from continuing operations.....   (1,642)   (1,189)   (1,483)   (3,994)   (8,447)   (1,476)   (2,501)
Loss from discontinued operations...     (478)   (2,615)     (330)     (539)       --        --        --
                                      -------   -------   -------   -------   -------   -------   -------
Net loss............................  $(2,120)  $(3,804)  $(1,813)  $(4,533)  $(8,447)  $(1,476)  $(2,501)
                                      =======   =======   =======   =======   =======   =======   =======

--------------------------------------------------------------------------------
24

Selected consolidated financial data
--------------------------------------------------------------------------------

                                                                                         Three Months
                                                 Year Ended December 31,                Ended March 31,
Basic and Diluted Net Loss Per       -----------------------------------------------   -----------------
Common Share                            1996      1997      1998      1999      2000      2000      2001
------------------------------------------------------------------------------------   -----------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Loss from continuing operations....  $ (0.21)  $ (0.14)  $ (0.17)  $ (0.47)  $ (0.87)  $ (0.16)  $ (0.24)
Loss from discontinued
  operations.......................    (0.06)    (0.31)    (0.04)    (0.06)       --        --        --
                                     -------   -------   -------   -------   -------   -------   -------
Net loss...........................  $ (0.27)  $ (0.45)  $ (0.21)  $ (0.53)  $ (0.87)  $ (0.16)  $ (0.24)
Weighted average number of common
  shares outstanding...............    7,832     8,423     8,437     8,456     9,700     8,950    10,597

                                                      Year Ended December 31,               March 31,
                                          -----------------------------------------------   ----------
Consolidated Balance Sheet Data              1996      1997      1998      1999      2000         2001
                                                                 (IN THOUSANDS)
Cash and cash equivalents...............  $ 4,502   $ 2,370   $ 2,235   $ 5,368   $15,276   $   12,437
Working capital.........................    3,648     3,835     2,552     4,490    14,136       11,612
Total assets............................   16,312    12,787    12,664     7,496    19,306       17,252
Minority interest.......................       --        --        --       945       478          629
Long-term debt and capital leases.......      245       164        82        --        97           85
Stockholders' equity....................   14,329    10,716     9,136     4,588    15,686       13,157

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                                                                              25

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

We are pioneering the use of our proprietary bioengineered acrylic beads, known as microspheres, for medical applications using embolotherapy techniques and also to develop potential applications in several non-embolotherapy applications. Embolotherapy is a minimally invasive procedure in which embolic materials, such as our microspheres, are delivered through a catheter into the blood vessels to inhibit blood flow to tumors or vascular defects or to control blood loss presurgically. Our lead product, Embosphere Microspheres, is targeted for the treatment of hypervascularized tumors and arteriovenous malformations. Hypervascularized tumors are tumors that have a large number of blood vessels feeding them and include certain tumors affecting the brain and spinal cord, tumors in the uterus, known as uterine fibroids, and tumors associated with primary liver cancer. By selectively blocking the tumor's blood supply, embolotherapy is designed to cause the tumor to shrink and necrose. Based on preliminary research, we believe that our microsphere technology platform can also be adapted to deliver drugs, living tissue or genetic material to targeted sites.

BioSphere was originally incorporated in 1993 as a chromatography media company. During 1999, we strategically refocused our business on the development and commercialization of our proprietary microspheres for medical applications. In February 1999, we acquired a 51% ownership interest in Biosphere Medical S.A., a French societe anonyme, which we refer to as BMSA. In April 2000, we increased our ownership interest in BMSA from 51% to 85%. BMSA retains the license to the embolotherapy device that is the main focus of our business. In May 1999, we sold substantially all of our assets relating to our former core business, chromatography, and changed our name to BioSphere Medical, Inc. We have an option to acquire the remaining 15% of BMSA at a later date. As of March 31, 2001, Sepracor Inc., a specialty pharmaceutical company, beneficially owned approximately 55% of our outstanding common stock.

In April 2000, we received clearance from the United States FDA for embolization of hypervascularized tumors and arteriovenous malformations, excluding uterine fibroids. In December 2000, we commenced our pivotal Phase II clinical testing under an investigational device exemption of the safety and effectiveness of treating uterine fibroids by uterine artery embolization with our Embosphere Microspheres. An investigational device exemption is a regulatory exemption granted by the FDA to medical device manufacturers for the purpose of conducting clinical studies. We intend, pending FDA clearance or approval for this indication, to promote our microspheres for the treatment of uterine fibroids. We do not anticipate receiving this clearance or approval before 2002, if at all.

We received CE mark approval of our Embosphere Microspheres product in the European Union in 1997. CE mark approval is a certification granted by European regulatory bodies, or by some manufacturers with satisfactory quality systems, that substantiates the compliance of products with specific standards of quality and/or safety. This approval is generally required prior to the commercialization of a medical device in the European Union. In January 2000, we received marketing approval of our Embosphere Microspheres product in Australia and Canada. We expect to file for marketing approval in Japan for our Hepasphere SAP Microspheres product for the treatment of liver cancer within the next 18 to 24 months.

--------------------------------------------------------------------------------
26

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Our revenue is primarily generated from product sales of Embosphere Microspheres in the United States, European Union, Australia and Canada. Product revenues also include the sale of barium and other ancillary products manufactured by us or by third parties. Although we have not received FDA clearance or approval to market our Embosphere Microspheres for use in the treatment of uterine fibroids, we believe that a majority of our revenue in the United States for the year ended December 31, 2000 and the three months ended March 31, 2001 was derived from the sale of Embosphere Microspheres for use in uterine fibroid embolization.

During 2000, we established two wholly owned subsidiaries to pursue the development of other microsphere technologies. In May 2000, Biosphere Medical Japan, Inc., a Delaware corporation, was established to develop and commercialize Embosphere Microspheres as well as Hepasphere SAP Microspheres in Asia. In December 2000, BSMD Ventures, Inc., also a Delaware corporation, was established to explore and develop non-embolotherapy applications with a specific focus on tissue engineering uses. To this end, in January 2001, BSMD Ventures, Inc. entered into a strategic supply agreement with Inamed Corporation of Santa Barbara, California, a surgical and medical device company primarily engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive surgery and aesthetic medicine markets. This agreement, which provided that we would supply our proprietary microspheres to Inamed in exchange for certain payments, was terminated by Inamed and us in connection with the settlement of the litigation between Artes Medical USA, Inc. and us. See "Business--Legal Proceedings."

We have experienced operating losses in each fiscal period since our inception. As of March 31, 2001, we had approximately $12,437,000 in cash and an accumulated deficit of approximately $47,016,000. In connection with the execution of our business plan, we expect to experience continued losses for at least the next 12 to 18-month period. The sale of our former chromatography business has been presented in the financial statements in accordance with discontinued operations accounting principles. Accordingly, the results of all discontinued operations have been excluded from the continuing operations and presented separately in the accompanying selected financial data.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2001 and 2000

Product revenues increased to $1,847,000 for the three-month period ended
March 31, 2001 from $774,000 for the same period in 2000. The $1,073,000 increase in product revenues in the year-to-year quarters is due primarily to the market penetration of Embosphere Microspheres sales in the United States following receipt of FDA 510(k) clearance for embolization of hypervascularized tumors and arterioveneous malformations in April 2000. Also contributing to the 139% period-to-period revenue growth was increased Embosphere Microspheres sales in the European Union and Canada.

Cost of product revenues for the three-month period ended March 31, 2001 was $519,000, compared with $282,000, for the same period in 2000. The $237,000, or 84%, increase in the cost of product revenues for the three-month period ended March 31, 2001 was due to the 139% increased sales volume partially offset by a shift in the product sales mix to the higher-margin Embosphere Microspheres products.

Gross margin for the three-month period ended March 31, 2001 was $1,328,000 (72% of revenues) compared with $492,000 (64% of revenues) for the same period in 2000. The increase in the three-month period margin in 2001 was attributable to increased sales and a shift in product sales mix to the higher margin Embosphere Microspheres products, particularly in the United States and Canada.

Research and development expenses increased to $949,000 in the three months ended March 31, 2001 from $549,000 in the same period in 2000. The $400,000, or 73%, increase in the three months

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

ended March 31, 2001 was due primarily to clinical and regulatory costs associated with the Phase I and recently initiated pivotal Phase II clinical trials aimed at establishing clinical data to support FDA specific labeling clearance or approval to use Embosphere Microspheres in the treatment of uterine fibroids. Consistent with these ongoing clinical trials, we anticipate future research and development expenses will increase. Additional expenses are also expected to result from the continued development and enhancements of our current products and product candidates.

Selling, general and administrative expenses, excluding non-employee stock option related charges, increased to $3,116,000 for the three months ended March 31, 2001 from $1,280,000 for the comparable period in 2000. The $1,836,000 increase in the three-month period ended March 31, 2001 was primarily due to the implementation of our product commercialization plan, including personnel costs, recruiting expenses and other selling and marketing expenses associated with developing and expanding a new product line. To a lesser extent, the increase was also due to increased general and administrative services needed to support our strategic commercialization and product development plans.

In connection with stock options previously issued to the non-employee advisors, we recognized, in accordance with Emerging Issues Task Force Abstract 96-18 "Accounting for equity instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services," which we refer to as EITF 96-18, $270,000 in non-employee compensation expense during the three-month period ended March 31, 2000. The non-cash stock-based compensation charge has been presented as a separate line item within the Statement of Operations for the three months ended March 31, 2000. The $270,000 aggregate fair value of the non-employee stock options was derived from the Black-Scholes option-pricing model. In September 2000, our Board of Directors authorized the acceleration of vesting of all non-employee advisors' stock options subject to variable accounting principles. Accordingly, all compensation expense related to the aforementioned stock options issued to non-employees was recognized prior to the three months ended March 31, 2001.

Interest and other income, net, in the three-month period ended March 31, 2001 was $236,000 compared to $131,000 in the comparable period in 2000. The increase was primarily due to timing differences in available investment funds associated with our February 4, 2000 and July 28, 2000 private equity placements.

Years Ended December 31, 2000, 1999 and 1998

Total revenue increased to $3,961,000 for the year ended December 31, 2000 from $2,266,000 for the same period in 1999 and $202,000 in 1998. The $1,695,000 increase from 1999 to 2000 is primarily attributable to the initiation of Embosphere Microsphere sales in the U.S. following receipt of FDA 510(k) clearance in April 2000. Sales growth during 2000 also increased due to the initiation of Embosphere Microsphere sales within Australia and Canada, as well as the further penetration of the European markets. To a lesser extent, the increase in total revenues for the year ended December 31, 2000 compared to the same period in 1999 was due to the acquisition of BMSA in February of 1999, whereby only ten months of revenue was recognized during 1999 versus a full year in 2000.

Cost of product revenues for the year ended December 31, 2000 was $1,461,000, compared to $1,404,000 in 1999 and $95,000 in 1998, representing 37%, 62% and
47% of product revenue, respectively. The $57,000 increase in the cost of product revenues in the year ended December 31, 2000 was due to increased sales volume offset by a shift in the sales mix to lower costing Embosphere Microsphere products.

Gross margin for the year ended December 31, 2000 was $2,500,000 (63% of revenues) compared with $862,000 (38% of revenues) for the same period in 1999 and $107,000 (53% of revenues) in

--------------------------------------------------------------------------------
28

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

1998. The increase in gross margin for the year ended December 31, 2000 was attributable to a shift in product sales mix to the higher margin Embosphere Microspheres product, particularly in the U.S., as well as a reduction in the unit manufacturing costs caused by the full integration of the Embosphere Microspheres manufacturing process at our French production facility in the spring of 2000.

Research and development expenses increased to $2,517,000 in 2000 from $968,000 in 1999 and $34,000 in 1998. The $1,549,000 increase in research and development expenses from 1999 to 2000 was due primarily to clinical and regulatory costs incurred relative to seeking Embosphere Microspheres regulatory approval in the United States. We anticipate future research and development expenses will increase as a result of the advancement of our Embosphere Microspheres product through a recently initiated pivotal Phase II clinical trial for uterine artery embolization of uterine fibroids. The Phase II trial was approved by the FDA under an investigational device exemption. Additional expenses are also expected to result from the continued development and enhancement of our current products and product candidates.

Selling, general and administrative expenses, excluding non-cash, non-employee stock option acceleration charges, increased to $7,847,000 for the year ended December 31, 2000 from $4,003,000 in 1999 and $1,364,000 in 1998. The $3,844,000
increase in selling, general and administrative expenses from 1999 to 2000 was primarily due to the implementation of our product commercialization plan, including personnel costs, recruiting expenses, selling, marketing and all other expenses associated with developing and introducing a new business.

In connection with stock options previously issued to non-employees, our board of directors authorized acceleration of the vesting of all non-employee advisors' stock options subject to variable accounting principles. Accordingly, $1,261,000 in non-cash compensation expense was recorded and presented as a separate line item within the Statement of Operations for the year ended December 31, 2000. The recorded $1,261,000 aggregate fair value of the non-employee stock options was derived from the Black-Scholes option-pricing model.

Interest income in the year ended December 31, 2000 was $715,000 compared to $234,000 in 1999 and $30,000 in 1998. The growth in interest income in each of the sequential years was due to the continued increase in average-daily invested cash balances. Increased invested cash primarily resulted from the May 1999 sale of our discontinued chromatography operations and the proceeds from our February 4, 2000 and July 28, 2000 private equity placements.

Interest expense decreased from $222,000 in 1998 to $134,000 in 1999 and to $54,000 in 2000. This sequential decrease was due primarily to the retirement of our debt in the second quarter of 1999. Interest expense during 2000 primarily resulted from non-cash interest charges generated from the potential obligation to purchase the remaining outstanding minority interest in BMSA. See Note C to the consolidated financial statements.

Net loss from continuing operations increased to $8,447,000 for the year ended December 31, 2000 compared to $3,994,000 in 1999 and $1,483,000 in 1998. The increases are a direct result of the implementation of our strategic plan to develop, introduce and commercialize our microsphere and other product lines. We anticipate net losses from operations will continue through at least the next twelve-month period.

LIQUIDITY AND CAPITAL RESOURCES

We have historically funded our operations from product sales, net proceeds provided from public and private equity offerings, funds provided by the sale of our former chromatography business, funds provided by our majority shareholder Sepracor, bank financing, equipment financing leases and to a

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

lesser extent, exercise of stock options. As of March 31, 2001, we had $12,437,000 in cash and cash equivalents and $11,612,000 of net working capital.

For the year ended December 31, 2000, we used $7,017,000 in operating cash primarily to fund our marketing and product development activities and to finance working capital requirements.

For the three months ended March 31, 2001, we used $2,505,000 in operating cash primarily to fund our marketing and product development activities and finance working capital requirements for products sales in the United States. Cash used in operations is expected to support our further operational and product development efforts.

Net cash used in investing activities was $1,483,000 for the year ended
December 31, 2000. Of this amount, $950,000 was used in connection with the April 2000 purchase of an additional 34% equity interest in our majority-owned subsidiary, BMSA. From this step-acquisition, our total ownership interest in BMSA increased to 85%. The remaining amount, approximately $533,000, was used to purchase property and equipment relating to establishing full manufacturing capabilities at BMSA and to obtain office equipment and furnishings in our new corporate headquarters in Rockland, Massachusetts.

Net cash used in investing activities was $292,000 for the three months ended March 31, 2001, all of which was used to purchase property and equipment. Current period purchases mainly included acquisitions of additional scientific, manufacturing and computer equipment needed to fortify our expansions in both the U.S. and France. Future capital expenditures are anticipated to continue over the next twelve-month period consistent with our plan to expand our sales and marketing force in the United States, Australia and Canada as well as build our BMSA's newly leased manufacturing facility in Roissy, France. If available on favorable terms, we expect to finance certain future fixed assets acquisitions through leasing arrangements.

Net cash provided by financing activities was $18,398,000 for the year ended December 31, 2000. In both February 2000 and in July 2000, we completed private equity placements resulting in the issuance of an aggregate 1,868,787 shares of our common stock for net proceeds of approximately $17,716,000. The February 2000 private equity issuance included warrants to purchase a total of 163,468 shares of our common stock with an exercise price of $20.00 per share. Cash provided by financing activities also includes $558,000 received in connection with the sale of approximately 270,000 shares of common stock through the exercise of options granted under our incentive stock option plans. Additionally, in March 2000, BMSA entered into a 1,000,000 French franc ($143,000 equivalent as of December 31, 2000) term loan with a French national bank that is payable over five years and accrues interest at 5.4% per annum.

Net cash used in financing activities was $5,000 for the three months ended March 31, 2001. Cash use primarily resulted from the payments made against BMSA's term loan partially offset by cash receipts from stock option exercises.

In collaboration with Sepracor, we have available a revolving credit agreement with a bank under which we may borrow up to $2.0 million, subject to limitations defined in the agreement and on borrowings outstanding by Sepracor. There were no borrowings outstanding by either Sepracor or us under this agreement as of March 31, 2001. Interest on any outstanding borrowings is payable monthly in arrears at prime (8.0% as of March 31, 2001) or the LIBOR rate (4.7% as of March 31, 2001) plus 0.75%. We are required to pay a commitment fee equal to 0.25% per annum of the average available unused line. Our ability to borrow under this credit line is dependent upon Sepracor's maintenance of certain financial ratios and levels of cash and cash equivalents and tangible capital bases. As of March 31, 2001, Sepracor has informed us that all applicable lines of credit covenants have been satisfactorily met. Sepracor is guarantor of any amounts outstanding under the

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Management's discussion and analysis of financial condition and results of operations
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agreement. We have entered into a security agreement with Sepracor pursuant to which we have pledged to Sepracor all of our U.S. assets, excluding our equity ownership of BMSA, as collateral for Sepracor's guarantee to the bank. If we default under the security agreement with Sepracor or under any other agreement relating to indebtedness for borrowed money, we will be required to pledge our equity ownership in BMSA to Sepracor. BMSA is not a party to the agreement with Sepracor and, therefore, has not pledged any of its assets. The revolving credit agreement will expire on December 31, 2001. We are negotiating a new revolving credit agreement containing similar terms, rates and conditions.

We expect to incur substantial additional costs, including costs related to ongoing research and development activities, pre-clinical studies, clinical trials, the expansion of our laboratory and administrative functions, physician education, as well as costs relating to further commercialization activities. We may also need additional funds for possible strategic acquisitions of synergistic businesses, products and/or technologies or upon exercise of a put option held by the minority interest holder of BMSA to require us to purchase the remaining 15% interest. These additional funds may be raised from time to time through public or private sales of equity, through borrowings or through other financings. There are no assurances that we will be able to obtain any additional funding that may be required on acceptable terms, if at all.

We believe that our existing cash, other working capital and the proceeds from this offering will be sufficient to fund our operating and capital requirements, as currently planned, at least through the next 24-month period. However, our cash requirements may vary materially from those now planned due to changes in anticipated research and development efforts, the scope and results of pre-clinical and clinical testing, changes in the focus and direction of our research and development programs, competitive and technological advances, the FDA's regulatory process, the market's acceptance of any approved products, and other factors.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Derivative Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments

As of December 31, 2000, we did not participate in any derivative financial instruments or other financial and commodity instruments for which fair value disclosure would be required under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 107 "Disclosures About Fair Value of Financial Instruments."

Primary Market Risk Exposures

Our primary market risk exposures are in the area of foreign currency exchange rate risk. We are exposed to currency exchange rate fluctuations related to our operations in France. Operations in France are denominated in the euro. We have not engaged in formal currency hedging activities to date, but do have a limited natural hedge in that our expenses in France are primarily denominated in local currency, and we also attempt to minimize exchange rate risk by converting non-U.S. currency to U.S. dollars as often as practicable. We generally view our investment in foreign subsidiaries with a functional currency other than our reporting currency as long-term. Our investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The effect of a change in foreign exchange rates on our net investment in foreign subsidiaries is reflected in the "Other accumulated comprehensive loss" component of shareholders' equity. A ten-percent depreciation in year-end 2000 and 1999 functional currencies relative to the U.S. dollar, would not result in a material reduction of shareholders' equity.

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BUSINESS

OVERVIEW

We are pioneering the use of our proprietary bioengineered acrylic beads, known as microspheres, for medical applications using embolotherapy techniques and also to develop potential applications in several non-embolotherapy applications. We believe microsphere technologies, such as our proprietary microsphere platform, are enabling the rapid development of a new, "micro-interventional" market. We expect that micro-interventional devices will expand the capability of catheter-based interventional technologies and permit clinicians to treat medical conditions in a more effective and minimally invasive manner.

Embolotherapy is a minimally invasive procedure in which embolic materials, such as our microspheres, are delivered through a catheter into the blood vessels to inhibit blood flow to tumors or vascular defects or to control blood loss presurgically. Our lead product, Embosphere Microspheres, is targeted for treatment of hypervascularized tumors and arteriovenous malformations. Hypervascularized tumors are tumors that have a large number of blood vessels feeding them and include certain tumors affecting the brain and spinal cord, tumors in the uterus, known as uterine fibroids, and tumors associated with primary liver cancer. By selectively blocking the tumor's blood supply, embolotherapy is designed to cause the tumor to shrink and necrose. Based on preliminary research, we believe that our microsphere technology platform can also be adapted to deliver drugs, living tissue or genetic material to targeted sites.

Our microspheres have a variety of characteristics that we believe make them preferable to other embolic materials currently used in embolotherapy. Specifically, we have designed our product to be easier to use and its delivery to the tumor more targeted and controlled, which we believe will result in better outcomes for the patient. By improving the practice and awareness of embolotherapy and the benefits of our products, we believe that patients currently untreated, surgical candidates and patients considering treatment with other embolics, may seek treatment with our microsphere technology.

We believe that our platform microsphere technology also has several non-embolotherapy applications, such as tissue bulking, repair and regeneration. In this context, we are exploring and/or developing microspheres for use in the treatment of a number of conditions, including stress urinary incontinence and gastroesophageal reflux disease.

INDUSTRY OVERVIEW

Embolotherapy Markets

Embolotherapy has been in use for more than 20 years by interventional radiologists to mechanically block the flow of blood to treat certain peripheral tumors and arteriovenous malformations and to control blood loss. Historically, embolotherapy has been used in various brain-based procedures as a means of blocking the blood supply to inoperable tumors or to minimize bleeding within targeted surgical areas. As applications within the brain are considered among the most medically sensitive and complex, we believe the continued use of embolotherapy in these high-risk procedures attests to its overall safety and efficacy. In recent years, interventional radiologists in the United States, Europe and Japan have begun to expand the scope of embolotherapy to include uterine artery embolization and the treatment of certain cancers, including liver cancer. Moreover, a growing number of affected people are taking proactive steps in seeking alternative treatments, particularly as a result of increased general awareness brought about by the proliferation of medical Internet sites.

We refer to the use of embolotherapy as a method of blocking blood flow to tumors and other malformations as passive embolotherapy. We believe the potential market for passive embolotherapy

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continues to expand beyond niche neurovascular applications into broader medical opportunities, such as uterine fibroid and liver tumor embolization.

In addition, in a process we refer to as active embolotherapy, we are pursuing the development of microspheres as well as other technologies designed to release embedded drugs, live cells or genetic material specifically at a targeted site. We believe that delivering a drug directly to the tumor site and then releasing it over time may increase the effectiveness of the drug while decreasing the adverse side effects.

Uterine Fibroids

Uterine fibroids are non-cancerous tumors growing in or on the uterus. Their cause is unknown. Most patients with uterine fibroids do not initially have symptoms and remain untreated until the patient experiences abnormal bleeding, increased urinary frequency, pain, swelling or fertility difficulties.

Until now, women suffering from uterine fibroids have had few treatment options. These existing treatment options include the following:

- HYSTERECTOMY. Hysterectomy is a surgical procedure to remove the uterus. While hysterectomy has a relatively low complication rate, it requires a hospital stay of four to five days, a recovery period of up to six to eight weeks, and results in loss of fertility for women of child-bearing age. Furthermore, hysterectomies have been tied to adverse psychological effects, as well as the onset of early menopause.

- MYOMECTOMY. Myomectomy is the surgical removal of the uterine fibroids without removal of the uterus. It is usually performed on women who wish to preserve their fertility. In addition to the invasiveness of the procedure, the most significant disadvantage of myomectomy is a 10 to 30 percent recurrence rate. Even though a myomectomy has been the only procedure available to a woman with severe symptoms from uterine fibroids who wish to preserve fertility, the recurrence rate and invasiveness have resulted in resistance from both third party payors and patients. Relatively few myomectomies are performed in relation to the number of eligible patients.

- MEDICAL MANAGEMENT AND "WATCHFUL WAITING." About 95 percent of symptomatic fibroid patients either receive hormone treatment on a temporary basis to relieve symptoms or remain untreated and tolerate the symptoms. Even if the patient receives treatment, once treatment ceases the uterine fibroids usually regrow. While hormone treatment temporarily reduces symptoms, patients often experience side effects associated with the accompanying hormonal changes. Moreover, women cannot conceive while taking the hormones. Women with less severe symptoms who are, therefore, not candidates for hormone treatment, and those seeking to conceive have few satisfactory options. In these circumstances, physicians usually monitor symptoms and will administer therapy only if the condition worsens.

The therapies currently available for treating uterine fibroids may have significant drawbacks including:

-   temporary or permanent loss of fertility for women of child-bearing age;

-   lengthy recovery periods;

-   premature menopause and related symptoms;

- high costs, including costs of medications, surgical procedures, and frequent and long hospital stays;

- discomfort and side effects from invasive surgical procedures and hormone therapy; and

-   risk of recurrence of the fibroids.

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Another method of treatment for uterine fibroids, more recently adopted, is uterine artery embolization. The embolic material most commonly used today in uterine artery embolization is polyvinyl alcohol, or PVA. Polyvinyl alcohol has several limitations, including:

- INCONVENIENCE AND LIMITED EFFECTIVENESS. Polyvinyl alcohol often clogs in the catheter, interrupting the procedure and necessitating potentially hazardous, costly and time consuming catheter replacement. In addition, because of its imprecise size and shape, polyvinyl alcohol may not fully occlude the blood vessel, allowing the blood to circumvent the embolic material and continue to feed the tumor.

- LIMITED CONTROL. Polyvinyl alcohol often fragments and aggregates, or clumps, in the blood vessel, causing vessel blockages prior to reaching the desired site of blood flow occlusion. In addition to catheter problems, clumping during embolization is clinically problematic. If clumping occurs at non-targeted sites in the vessel after injection into the artery, incomplete embolization can occur. In addition, occlusions can block desired normal blood supply causing undesired necrosis or death of healthy tissues.

- CHRONIC INFLAMMATORY RESPONSE. Polyvinyl alcohol often stimulates an inflammatory response by the body that persists for an extended period of time.

Based upon the shortcomings in existing technologies and therapies we discussed above, we believe there are significant opportunities in developing and commercializing alternative embolic treatment products for patients suffering from uterine fibroids. For example, there are approximately 200,000 hysterectomies performed annually in the United States for uterine fibroids. We believe that substantially all of these cases could be effectively treated with our Embosphere Microspheres.

Primary Liver Cancer

Primary liver cancer refers to liver cancer originating in the liver, rather than traveling to the liver from another cancer site in the body. Over 70 percent of primary liver cancers are inoperable and are, therefore, treated primarily with chemotherapy or radiation. However, due to the destructive nature of both radiation and chemotherapy, these therapies have traditionally been associated with the following limitations and side effects:

- RADIATION. While radiation therapy can shrink or eliminate certain individual tumors, its use in treating liver cancer is limited. Since it is difficult to isolate radiation exposure to the liver tumor, radiation therapy often results in damage to the surrounding non-tumorous tissue. Moreover, radiation injury can also damage the natural anti-tumor defenses of the body; and

- CHEMOTHERAPY. Chemotherapy seeks to control cancer by selectively killing the more-rapidly-dividing cancer cells and is widely used for treating cancer elsewhere in the body. The use of systemically delivered chemotherapy agents, however, has shown little benefit in treating liver cancer. Similar to the limitations of radiation therapy, therapeutic doses of chemotherapy to the cancerous tissue have a damaging effect on the normal surrounding tissue.

Other treatments currently under investigation to treat primary liver cancer are radio frequency tumor ablation, which seeks to kill the tumor by means of destructive electrical energy, and embolization. Interventional radiologists are also currently using chemoembolotherapy to treat liver cancer.
Chemoembolotherapy refers to the delivery of drugs in a mixture that contains embolic materials to create a higher localized concentration of the drug.

We believe there are significant opportunities in developing and commercializing alternative embolic products for use in operable liver cancer cases.

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Non-Embolotherapy Applications

Advances in cell biology are resulting in rapid advances in the fields of organ repair and tissue repair, reconstruction and regeneration, which we generally refer to as tissue engineering. These developments in tissue engineering are targeted at persuading the body to heal itself through the delivery of molecular signals, cells and supporting structures to the appropriate sites in the body.

In certain conditions including stress urinary incontinence, gastroesophageal reflux disease, urinary reflux in infants and certain skin conditions, the normal anatomic supports are not present in the body. Injecting fillers into the existing structures to bulk them up, referred to as tissue bulking, is designed to recreate the missing anatomic supports, thereby eliminating the condition.

Tissue repair and regeneration involves the development of bioartifical cells, tissues and supporting matrixes, which are scaffolds that hold the cells or tissues together. These tissue scaffolds may also be developed from synthetic polymers. Tissue scaffold products have a number of potential applications, including cartilage and bone repair and organ replacement.

OUR BUSINESS STRATEGY

Utilizing our platform microsphere technology, our strategy is to develop and commercialize innovative embolotherapy products for conditions where minimally invasive treatments do not currently exist. Because our primary focus is on embolotherapy, our strategy with respect to other business opportunities is to develop these products through proof of principle and then seek strategic partnerships to complete the commercialization process. Our criteria for product selection is that the product must have the potential to become the global leader in a significant market. The key elements of our strategy are as follows:

- CONTINUE TO ADVANCE OUR MICROSPHERE TECHNOLOGY FOR USE IN CURRENT PASSIVE EMBOLOTHERAPY APPLICATIONS. We are focusing the initial implementation of our microsphere technology on addressing large embolotherapy market opportunities. We believe that embolotherapy will represent an attractive alternative to the current treatment options, many of which are invasive surgical procedures or have other significant drawbacks. We received FDA clearance in April 2000 for use of Embosphere Microspheres in the embolization of arteriovenous malformations and hypervascularized tumors in the United States. We intend, pending FDA clearance or approval, to market our products for use in embolization of uterine fibroids. We are currently conducting our pivotal Phase II clinical trial to support an application for clearance or approval from the FDA for the treatment of uterine fibroids. Our Embosphere Microspheres are also approved in the European Union, Australia and Canada. In Japan, our Hepasphere SAP Microspheres have been used experimentally in over 100 patients for liver cancer embolotherapy. We expect to file for regulatory approval of Hepasphere SAP Microspheres in Japan in the next 18 to 24 months.

- DEVELOP NEW EMBOLOTHERAPY PLATFORMS, INCLUDING ACTIVE MICROSPHERE TECHNOLOGIES, THAT ADVANCE THE SCOPE OF EMBOLOTHERAPY INTO NEW THERAPEUTIC APPLICATIONS. We believe that there are opportunities to use microspheres as well as other technologies to advance the scope of embolotherapy into new therapeutic applications. We are currently pursuing opportunities in the area of active embolotherapy, which is the use of embolotherapy to deliver therapeutic agents directly to a target site. Therapeutic agents may include drugs, live cells or genetic material. We believe that active embolotherapy could, for example, allow blocking of the blood flow to the tumor site while allowing targeted, more effective delivery of therapeutic agents. We are currently conducting preclinical research on our Viasphere Microspheres, which are being designed as precisely-sized highly hydrophilic microspheres to which living cells, genetic materials or drugs are attached.

- PURSUE OPPORTUNITIES FOR MICROSPHERE TECHNOLOGY IN OTHER MEDICAL APPLICATIONS WITH LARGE TARGET MARKETS AND COMMERCIALIZE THESE OPPORTUNITIES PRIMARILY THROUGH STRATEGIC ALLIANCES AND

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   PARTNERSHIPS. We believe that there are significant opportunities for applying our platform microsphere technology beyond embolotherapy. These opportunities include configuring our microspheres to serve as a bulking agent to treat stress urinary incontinence, gastroesophageal reflux disease and dermal repair, or as a tissue scaffold for tissue or organ regeneration. We believe that our microspheres will be attractive treatment alternatives in each of these markets. We intend to seek to establish strategic alliances or partnerships as the primary vehicle to commercialize products outside the field of embolotherapy based on our microspheres.

- BUILD A BROAD, VALUE-ADDED ANCILLARY PRODUCT PORTFOLIO TO FACILITATE EMBOLOTHERAPY PROCEDURES. We intend to complement our microsphere product line by offering value-added ancillary products used in each procedure, such as specialty catheters, guidewires and other delivery systems. Our ancillary products will be specifically designed for our targeted procedures and will be aimed at facilitating ease of use, enhancing clinical performance during the procedure, or providing some other differentiating benefit to our customers. We believe that this will enable us to leverage our existing distribution channels and satisfy more of our physician customer's needs by providing more complete product solutions for each procedure.

- BUILD A SALES INFRASTRUCTURE CONSISTENT WITH THE CUSTOMER BASE AND THE GEOGRAPHIC DISTRIBUTION OF THE PATIENT POPULATION. We intend to market our products primarily through direct sales efforts in the United States and through a combination of distributors, field representatives and direct marketing support in other parts of the world. In the United States, there are approximately 2,500 to 3,000 interventional radiologists and 200 to 300 interventional neuroradiologists. We believe that we can market effectively to this group with a relatively small, targeted sales force. We intend to tailor our sales infrastructure to the demographics of the patient population for each of the targeted markets. For example, there are a large number of primary liver cancer patients in Asia due to the prevalence of hepatitis. Accordingly, we will likely choose to focus more of our sales resources in Asia on the Hepasphere SAP Microspheres product than on the Embosphere Microspheres.

PRODUCTS

Our innovative microsphere technology evolved out of approximately 15 years of research and development of polymer formulations used in the field of biological separations and drug purification. In 1999, we made a strategic decision to focus on microsphere technologies for medical applications. We believe that our microsphere technology is a platform technology which can be configured in several different ways to have applications as a pure embolic material, an embolic material linked to a gene or drug, a bulking agent and a scaffold for tissue engineering.

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The following table summarizes information with respect to our principal products and products under research and development.

Product/Product
Candidates                Potential Markets         Status                    Target Customers
------------------------------------------------------------------------------------------------------
EMBOLOTHERAPY
Embosphere-Registered Trademark- Hypervascularized  Marketed in United        Interventional
Microspheres              tumors, arteriovenous     States, Canada,           Radiologist;
                          malformations and         Australia and European    Interventional
                          control of blood loss     Union                     Neuroradiologist
                          pre-surgically
                          Uterine fibroids          Marketed in Canada,       Interventional
                                                    Australia and European    Radiologist
                                                    Union
                                                    Pivotal Phase II trial
                                                    in United States
EmboGold-TM-              Hypervascularized         Marketed in European      Interventional
Microspheres              tumors, arteriovenous     Union                     Radiologist;
                          malformations and         Pending clearance in      Interventional
                          control of blood loss     United States, Canada     Neuroradiologist
                          pre-surgically            and Australia
                          Uterine fibroids          Marketed in European      Interventional
                                                    Union                     Radiologist
                                                    Expect to file for
                                                    marketing clearance in
                                                    Canada and Australia by
                                                    end of 2001
                                                    Awaiting outcome of
                                                    pivotal Phase II trial
                                                    of Embosphere
                                                    Microspheres prior to
                                                    filing for marketing
                                                    clearance in United
                                                    States
Hepasphere-TM- SAP        Liver cancer              Investigational use in    Interventional
Microspheres                                        human patients in Japan   Radiologist
Viasphere-TM-             Cancer                    Research                  Interventional
Microspheres                                                                  Radiologist
TempRx-TM-                Trauma, hemorrhage        Research                  Interventional
                                                                              Radiologist
LiquiDex-TM-              Abdominal aortic          Research                  Interventional
                          aneurysm graft leaks                                Radiologist
                          Cerebral aneurysm         Research                  Interventional
                                                                              Neuroradiologist
Radiosphere-TM-           Cancer                    Research                  Interventional
                                                                              Radiologist
TISSUE ENGINEERING
MatrX-TM-                 Urinary incontinence      Preclinical               Urologist
                          Vesicoureteral reflux     Preclinical               Urologist
                          Facial contour defects    Preclinical               Dermatologist
                          Gastroesophageal reflux   Research                  Gastroenterologist
                          disease
GenS(2)-TM-               Tissue regeneration       Research                  Orthopedic Surgeon
                                                                              Dermatologist

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Passive Embolotherapy

Embosphere Microspheres

Our initial product, Embosphere Microspheres, is intended for use in passive embolotherapy to block the blood supply to hypervascularized tumors and arteriovenous malformations. Embosphere Microspheres have been used in Europe and the United States to treat hypervascularized tumors and arteriovenous malformations and to presurgically control blood loss. We believe that if we receive clearance or approval by the FDA specifically for uterine artery embolization, the principal application of the Embosphere Microspheres will be for treatment of uterine fibroids.

Uterine artery embolization is a minimally invasive procedure performed by interventional radiologists. In this procedure, microspheres are injected through a small catheter into the blood vessels feeding the fibroid tumor, preferentially blocking the blood supply to the fibroids, but not to the surrounding healthy tissues. The goal of the uterine artery embolization procedure is to eliminate the flow of blood to the uterine fibroid, thereby alleviating related symptoms, while preserving normal uterine and ovarian function.

We believe that embolotherapy is attractive relative to current therapy alternatives for uterine fibroids, which include invasive surgical procedures, such as hysterectomy and myomectomy, hormone therapy and "watchful waiting." Current therapies can have significant adverse side effects including temporary or permanent loss of fertility, lengthy recovery periods, high costs, discomfort and risk of recurrence of fibroids.

Although the effect of uterine artery embolization on future fertility has not been established, we believe that uterine artery embolization has the potential to preserve the fertility of the patient that would be lost through hysterectomy or may be compromised by the use of current therapies or technologies and to reduce or eliminate the risk of recurrence of the uterine fibroid tumor and the complications associated with myomectomy. Most uterine artery embolization procedures can be performed in less than one hour, with the patient being sedated, but awake. The patient generally stays overnight in the hospital to manage any discomfort associated with the procedure and typically returns to everyday activities in three to five days. In contrast, hysterectomy patients undergo general anesthesia, stay in the hospital for four to five days and have a recovery period of up to six to eight weeks.

Embolotherapy using polyvinyl alcohol has several limitations associated with its imprecise size and shape, including less effective occlusion of the blood supply to the tumor, inflammation and untargeted embolization resulting in the injury of the surrounding normal tissue. Independent studies have indicated that Embosphere Microspheres have a variety of characteristics that may make them preferable to polyvinyl alcohol. These include:

- PERFECT SPHERICAL SHAPE/CALIBRATED PARTICLE SIZE. We are able to synthesize beads with uniform sizing and a spherical shape. When embolic materials are irregularly shaped or sized, as is the case with polyvinyl alcohol, clinicians find vessel targeting more difficult, and the possibility of unwanted embolization of blood vessels away from the site of the tumor may increase.

- COMPLIANT AND RESILIENT PROPERTIES. We have developed a soft, elastic microsphere which has the capability to compress approximately 33 percent. Consequently, clinicians can deliver these beads through microcatheters. Many clinicians prefer using microcatheters during embolization as small catheters minimize the frequency of artery or vessel spasm during the procedure. Vessel spasm can be of particular concern during uterine artery embolization as it can disrupt the flow of blood. Clinicians rely on blood flow during embolization to direct the microspheres to the vessel targeted for occlusion.

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-   HYDROPHILIC PROPERTIES. As a result of the materials used to manufacture microspheres, our products are hydrophilic, which means that they absorb moisture. This characteristic is important in that it prevents the microspheres from clumping in the catheter and the artery during the procedure.

- NON-BIODEGRADABILITY. Our microspheres are composed of a synthetic three-component polymer which is compatible with the human body. This polymer does not dissolve in any solvent, is non-biodegradable and is resistant to absorption or digestion by the body. We believe, therefore, that our Embosphere Microspheres are an appropriate agent for permanent vessel occlusion.

- CELL ADHESION. Our Embosphere Microspheres are crosslinked with a cell adhesion promoter composed of gelatin. This material promotes cell adhesion, resulting in a more rapid, stable and complete occlusion of the vessel.

- CHARGED SURFACE PROPERTY. Our microspheres are positively charged, enabling them to attach to the negatively-charged blood vessel wall. This attachment to the vessel wall minimizes the potential for the microspheres to migrate to non-targeted vessels.

Embosphere Microspheres are currently available in a range of product sizes, from 40 to 1,200 microns, based on current customer requirements and targeted applications. They are designed to precisely fit the blood vessels, resulting in targeted and controlled occlusion. They can be used with existing, commercially available catheters and delivery systems. We anticipate that subsequent generations of Embosphere Microspheres, such as our EmboGold Microspheres product under development, will incorporate new product characteristics. These new product characteristics may include improved cell adhesion properties and an improved ability for the physician to visualize the product using conventional x-ray or magnetic resonance imaging during administration.

We received CE Mark approval of our Embosphere Microspheres in the European Union in 1997 and more recently received marketing approval in Australia and Canada. In April 2000, we received marketing clearance from the FDA for our Embosphere Microspheres, through a 510(k) notification for hypervascularized tumors and arteriovenous malformations.

The 510(k) clearance for hypervascularized tumors and arteriovenous malformations does not cover treating uterine fibroids. We are conducting clinical trials under an investigation device exemption to support an application for clearance or approval from the FDA for this specific indication. In January 2000, we initiated a Phase I clinical trial of Embosphere Microspheres for uterine artery embolization. Thirty patients were enrolled in the multi-center study at Roxborough Memorial Hospital, Philadelphia, the Miami Cardiac and Vascular Institute, Miami and Georgetown University Medical Center, Washington, D.C., as of June 2000. These patients are being followed for a period of one year in accordance with the study plan. In October 2000, we initiated our pivotal Phase II clinical trial of the safety and efficacy of Embosphere Microspheres for uterine artery embolization, in which we are studying an expanded patient population of 100 patients at up to seven clinical sites. These sites will include Miami Cardiac and Vascular Institute, Miami; Roxborough Memorial Hospital, Philadelphia; Piedmont Hospital, Atlanta; Georgetown University Medical Center, Washington D.C.; Women's Health Center, Phoenix; Albany Medical Center, Albany; and Beverly Hills Center for Special Surgery, Beverly Hills. We expect to complete patient enrollment by the end of the third quarter of 2001 and to file for 510(k) marketing clearance, or, if necessary, for premarket approval, in early 2002.

Hepasphere SAP Microspheres

Through our wholly owned subsidiary, Biosphere Medical Japan, Inc., we are developing Hepasphere SAP Microspheres for the treatment of primary liver cancer. Our Hepasphere SAP Microspheres are expandable microspheres for injection via catheter into the blood vessels feeding the liver cancer tumor. Once at the tumor site, they are designed to expand by absorbing water from the blood and effectively

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plug the blood supply to the tumor. Targeted liver embolotherapy is intended to starve the liver tumor, without damaging the surrounding tissues or causing any adverse side effects on other parts of the body, such as those associated with chemotherapy and radiation.

Over 100 primary liver cancer patients have been treated to date with Hepasphere SAP Microspheres on an investigational basis in Japan. In September 1999, we obtained a worldwide exclusive license to Hepasphere SAP Microspheres from its Japanese inventor. We plan to apply to the Japanese Ministry of Health and Welfare for marketing approval within the next 18 to 24 months.

Active Embolotherapy

Viasphere Microspheres

We are conducting preclinical research on our Viasphere Microspheres, which are being designed as precisely-sized highly hydrophilic microspheres to which living cells, genetic materials or drugs are attached. We are developing these microspheres to be injected into the blood vessels feeding a tumor. Viasphere Microspheres are designed to occlude the flow of blood to the tumor and then deliver concentrated genes or drugs to the tumor.

We believe that our Viasphere Microspheres may have several advantages over current gene therapy or drug delivery products, including the following:

- DIRECT DELIVERY TO TUMOR. Our Viasphere Microspheres will be designed to deliver the drug or gene therapy product directly to the tumor, avoiding the potential side effects associated with high levels of circulating drugs or genes after an intravenous infusion through the blood vessel system. Direct delivery should permit the use of higher, potentially more effective, dosages of the product.

- NON-VIRAL. By using our Viasphere Microspheres, the physician may be able to avoid the risks associated with viruses which are currently used in the delivery of drug or gene therapy products to increase the likelihood of killing the cancer cells.

We are currently conducting early-stage research on the development of our Viasphere Microspheres.

TempRx Microspheres

We are conducting research on materials that would be suitable as embolics that are expected to function like Embosphere Microspheres and target specific vessel sizes, but that would resorb over time, leaving no permanently implanted materials. We believe an initial application of these materials could be for trauma and hemorrhage. We are investigating material technologies that would produce microspheres that are precisely calibrated, non-aggregating and compliant such that they would behave much like Embosphere Microspheres during administration.

LiquiDx Embolics

The LiquiDx product technology, which is in the research phase, is designed to be administered as a liquid and solidify once implanted. We believe that the LiquiDx technology will be useful in a number of therapeutic areas not ideally suited for particulate embolization, such as cerebral aneurysm treatment and for treating vascular graft leaks.

Other Embolization Products

In addition, we intend to seek to develop and commercialize other embolization products that include:

- delivery systems for embolic materials, such as specialty catheters and guidewires; and

- procedure-enhancing technologies that are designed to improve the uniformity of microsphere dispersion during injection, and optimize efficiency of procedure time and implanted material, thus reducing radiation exposure.

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Non-Embolotherapy Technologies

MatrX Microspheres

Our MatrX Microspheres product, currently in preclinical development, are highly hydrophilic synthetic microspheres designed to cause tissue bulking as a means to provide anatomic support in disease conditions where this support is missing. MatrX Microspheres preparations will be designed to be easily injectable yet large enough to avoid digestion by the body. Once injected, we anticipate that the microsphere matrix will be rapidly populated by surrounding cells and provide a stable, mechanically resistant tissue bulking effect. Potential applications of MatrX Microspheres preparations for tissue bulking include:

- STRESS URINARY INCONTINENCE. Approximately four million adults in the U.S. suffer from stress urinary incontinence, which is the involuntary loss of urine during coughing, laughing, sneezing, jogging, or any other activity which causes a sufficient increase in pressure within the abdomen. Stress urinary incontinence is currently treated in a variety of ways, but the majority of patients are managed with techniques that treat the symptoms, but do not restore urinary continence. Most curative approaches to the treatment of urinary incontinence require significant surgical interventions.

   Tissue bulking agents are either biologically derived or synthetic and are designed to be injected in or near the bladder neck to increase tissue bulk. While bulking procedures are gaining acceptance, biologically-derived bulking agents are typically absorbed by the body, requiring retreatment. Other limitations include migration of the synthetic agents to other non-affected parts of the body causing adverse health effects, incompatibility of the synthetic agents with the human body, and difficulty in injecting the agents into the walls of the urethra. Accordingly, current available therapies provide only limited benefit in the treatment of stress urinary incontinence.

   We are currently developing our MatrX Microspheres tissue-bulking product, which is designed to be injected into the urethral wall to reduce or eliminate the incidence of urinary incontinence. We are conducting preclinical research on the application of our MatrX Microspheres tissue-bulking product for stress urinary incontinence.

- VESICOURETERAL REFLUX. Vesicoureteral reflux is a condition in which urine may backflow from the bladder through the ureter and into the kidneys. This condition, which can result in urinary tract infections, pain, fever and discomfort, affects over one percent of children. We are conducting preclinical research on the application of MatrX Microspheres to bulk the area of tissue at the junction of the ureter and bladder to increase backflow resistance.

- GASTROESOPHAGEAL REFLUX DISEASE. Gastroesophageal reflux disease occurs when the stomach contents abnormally flow upward into the esophagus, which can lead to pain and esophageal ulcers. In many cases, gastroesophageal reflux disease is attributable to decreased tone of the lower esophageal muscle tissue or to a congenitally small band of muscle tissue. We are conducting research relating to the use of our MatrX Microspheres tissue-bulking product under development to be injected into the muscle tissue to improve its function.

GenS(2) Microspheres Injectable Tissue Scaffold

We are seeking to design our GenS(2) Microspheres injectable tissue scaffold product, which is in the research phase, for such applications as cartilage repair and other tissue or organ replacement. Several companies are developing and marketing bioartifical cells, tissues and supporting scaffoldings which hold the cells or tissues together. However, the existing tissue scaffoldings are either difficult to inject into the body, are digested by the body over time, or do not adequately merge into the original tissue. In addition, most procedures still require surgery to place the bioartifical tissues.

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We believe that our microsphere technology can be formulated into injectable microsphere scaffolds, which we call GenS(2) Microspheres, which may overcome many of the limitations of tissue scaffolds currently commercially available. We are designing this product to adhere to cells and to be small enough to be injected, yet large enough after injection to avoid digestion.

Other Non-Strategic Products

In addition to our Embosphere Microspheres products, we sell barium and other ancillary products in the European Union. Barium is purchased from Guerbet Medical, Inc. and resold for use in gastrointestinal medical tests. We sell other ancillary devices as complementary medical products for hospital and physician use. We generated a significant portion of our revenue in 2000 from these non-strategic products. We do not expect these products to be a significant component of our future sales.

MARKETING AND SALES

We currently market our embolotherapy products through direct sales efforts in the United States and Canada and through a combination of direct sales, distributors, field representatives and direct marketing support in the European Union and other parts of the world. We are in the process of expanding our sales and marketing management team in the European Union, the United States and Japan.

We plan to attend major medical conventions pertaining to our targeted markets and invest in market development, including physician training and patient outreach. We are working closely with major academic centers to serve as centers for excellence for physician training, product evaluation and ongoing research. Many members of our Medical Advisory Board are associated with these major academic centers.

FACILITIES AND MANUFACTURING

We currently lease office and manufacturing facilities in Rockland, Massachusetts, and Louvres, France. Our Rockland, Massachusetts, office includes approximately 13,000 square feet of corporate offices and laboratory space pursuant to a five-year lease expiring in March of 2005. Our Louvres, France facility includes approximately 10,000 square feet of office, laboratory and manufacturing space and is leased through June 2001.

At our facility in France, we produce our Embosphere Microspheres and some ancillary disposable devices. We believe that we have the capability to expand production to meet projected sales increases. We synthesize our Embosphere Microspheres from raw materials and intermediary compounds manufactured to specifications by third parties.

In December 2000, we signed a lease to occupy approximately 18,150 square feet of manufacturing and office space at another facility in Roissy, France. The facility is being renovated, and we expect to move all French operations to the new facility by mid-2001. The duration of this new lease is nine years. If needed, we have the option to continue the current Louvres, France facility lease on a month-to-month basis until the renovations of the new facility are complete. We are also exploring opportunities to manufacture our products in the United States.

We believe that our currently-leased facilities in Rockland, Massachusetts and the space that will be available to us under our new lease in Roissy, France are suitable to meet our current requirements and that suitable additional or substitute space will be available to us on commercially reasonable terms, if needed in the future.

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RESEARCH AND DEVELOPMENT

Our research and development group consists of nine employees and two consultants. In addition, we have several development agreements with outside product development contractors and study agreements with several medical centers.

Our research and development group is focusing on developing our product technology in three areas:

-   continuous improvement of our core technology;

-   new embolotherapy materials and platforms;

-   complementary embolotherapy products; and

-   new initiatives aimed at leveraging our core technology in new market areas.

Our core technologies include microsphere technologies, organic and inorganic polymer and surface chemistries for microsphere design and development, non-viral DNA transfection technology, and expertise and know-how in microsphere manufacturing.

During the fiscal years ended December 31, 2000, 1999 and 1998, we spent approximately $2,517,000, $968,000 and $34,000, respectively, and during the three-month period ended March 31, 2001, we spent approximately $949,000 on our research and development efforts. We expect our research and development expenses to increase in the future as we seek to increase our research and development staff and related facilities, enhance our existing products and develop additional products.

COMPETITION

Passive Embolotherapy

The primary competitive embolotherapy product sold by competitors is polyvinyl alcohol, or PVA, a product introduced into the market more than 20 years ago. We encounter, and expect to continue to encounter, competition in the sale of our current and future passive embolotherapy products. Our principal competitors in the field of passive embolotherapy are Boston Scientific Corporation, Cook Incorporated and Cordis Corporation, a Johnson & Johnson company, as well as companies selling or developing non-embolotherapy solutions for the disease states targeted by us. These competitors have, and our future competitors are likely to have, greater financial, operational, sales and marketing resources and more experience in research and development than we have. We compete primarily on the basis of product performance, ease of use, degree of embolization control, and quality of patient outcomes. Our future success will depend in large part on our ability to gain market leadership at the early stage of the development and acceptance of new procedures, and our ability to continue to develop and bring to market differentiated products enhancing embolotherapy.

Active Embolotherapy

Although we are not aware of any company selling or marketing active embolotherapy products, we expect to encounter competition in the future sale of any active embolotherapy products. We expect that our future competitors in this area may have greater financial, operational, sales and marketing resources and more experience in research and development than we have. In addition, we expect to compete with companies which are developing and marketing other anticancer therapies and gene therapy drugs. These competitors include several large pharmaceutical companies. We believe that the principal competitive factors in the active embolotherapy market will include the ability to deliver a highly concentrated dose of gene or drug to the tumor without effects on other parts of the body,

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product designs facilitating a minimally invasive outpatient procedure, and a sales and marketing organization which is able to support interventional radiologists.

Tissue Bulking and Tissue Engineering

In the field of tissue bulking and tissue engineering, we believe that competition will come from companies that are currently developing and marketing tissue bulking and tissue repair and regeneration products. We believe our principal competitors in the field of tissue engineering are companies such as Boston Scientific Corporation, CR Bard, Inc., Johnson & Johnson and Medtronic, Inc. These competitors have, and our future competitors are likely to have, greater financial, operational, sales and marketing resources and more experience in research and development than we have. We believe that the principal competitive factors in the tissue engineering market will be the ability to obtain durable effects while reducing the invasiveness of the procedure.

GOVERNMENT REGULATION

FDA REGULATION. The FDA, and other federal, state, local, and foreign authorities, regulates our products and manufacturing activities. Pursuant to the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of medical devices. Before a new device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a 510(k) notification or approval through a premarket approval application. We generally will be required to obtain 510(k) clearance or premarket approval prior to commercial distribution of future products or future applications of current products. Our proposed active embolotherapy products will likely be regulated as combination products, meaning they could be subject to regulation as drugs or biological products, which may involve more extensive clinical testing and a more rigorous FDA review process than required for our microspheres and ancillary products, and other proposed products.

CLASSIFICATION OF MEDICAL DEVICES. In the United States, medical devices intended for human use are classified into three categories, Class I, II, or III, on the basis of the controls deemed reasonably necessary by the FDA to assure their safety and effectiveness. Class I devices are subject to general controls, for example, labeling, premarket notification under Section 510(k), unless exempt, and adherence to the FDA's Good Manufacturing Practice regulations. Class II devices are subject to general and special controls, for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines. Class III is the most stringent regulatory category for medical devices. Many Class III devices are subject to premarket approval requirements. Class III devices include, for example, devices which are life-sustaining, life-supporting or implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices.

510(K) CLEARANCE. The FDA will clear a device under section 510(k) if the submitted information establishes that the proposed device is substantially equivalent to a legally marketed Class I or II medical device, or to a Class III medical device for which the FDA has not yet called for a premarket approval application. Commercial distribution can begin only after the FDA issues an order that the device is substantially equivalent to a device that is legally marketed and not subject to a premarket approval requirement. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a premarket approval will be required to market the device, unless additional information can be submitted to support a substantial equivalence determination, or the FDA, pursuant to a timely request from a 510(k) submitter, makes a risk-based determination that

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a not-substantially-equivalent device can be classified into Class I or II. An
FDA request for additional data could require that clinical studies of the device's safety and effectiveness be performed. In April, 2000, we received 510(k) clearance to market Embosphere Microspheres for embolization of hypervascularized tumors and arteriovenous malformations, other than for treatment of uterine artery embolization. Our embolotherapy device is classified into Class III by the FDA, which means that even though we obtained 510(k) clearance to market the device, the FDA could promulgate a regulation requiring premarket approval of the device to allow it to remain on the market or could require premarket approval for new treatment indications for the device. A requirement for premarket approval will likely require us to continue costly clinical trials and there is no guarantee that we can provide the FDA sufficient data for premarket approval in a timely fashion, if at all. Failure to obtain premarket approval would result in removal of our product from the United States market.

PREMARKET APPROVAL. A premarket approval application must be filed and approved before a device can be marketed if a proposed device is not substantially equivalent to a legally marketed device or, as discussed above, if it is a pre-amendments Class III device, i.e., a device in commercial distribution prior to May 28, 1976, for which the FDA has called for premarket approvals. A premarket approval application must be supported by valid scientific evidence, which typically includes extensive data, including pre-clinical and clinical trial data, to demonstrate the safety and effectiveness of the device. Obtaining approval can take several years and approval may be conditioned on, among other things, substantial restrictions on indications for use and the conduct of postmarket surveillance studies.

If human clinical trials of a device are required, and the device presents a "significant risk," the sponsor, usually the manufacturer or the distributor of a device, must obtain FDA approval of an investigational device exemption application prior to commencing human clinical trials. Sponsors of clinical trials are permitted to charge for devices distributed in the course of a study provided such charges do not exceed recovery of the costs of manufacture, research, development and handling, but devices may not be commercialized, e.g., promoted as safe or effective. The study must comply with the FDA's investigational device exemption regulations. The sponsor must also obtain approval from one or more institutional review boards. Investigational device exemption trials are subject to extensive regulation, and may be placed on hold or terminated by the FDA if, among other reasons, there is reason to believe the risks do not outweigh the anticipated benefits. The clinical trial process may take years.

The FDA has not formally decided how it will conduct the premarket review for the use of embolic particles for uterine fibroid embolization. The FDA may decide to require a premarket approval application or, alternatively, may allow commercial clearance via a 510(k) notice together with clinical support that substantiates product safety and efficacy. We have received an investigational device exemption pursuant to which we are conducting clinical studies to investigate the safety and efficacy of the Embosphere Microspheres for uterine artery embolization. If these studies are successful, we intend to file for marketing clearance under the 510(k) process unless the FDA requires a premarket approval application.

CHANGES IN APPROVED DEVICES. Device manufacturers must obtain new FDA 510(k) clearance when there is a major change or modification in the intended use of a legally marketed device or a change or modification, including product enhancements, and, in some case, manufacturing changes, to a legally marketed device that could significantly affect its safety or effectiveness. Supplements for approved premarket approval devices are required for device changes, including some manufacturing changes, that may affect safety or effectiveness. For devices marketed pursuant to 510(k) determinations of substantial equivalence, we must obtain FDA clearance of a new 510(k) notification prior to marketing

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the modified device; for devices marketed with premarket approval, we must obtain FDA approval of a supplement to the premarket approval prior to marketing the modified device.

GOOD MANUFACTURING PRACTICES AND REPORTING. The Federal Food, Drug, and Cosmetic Act requires us to comply with Good Manufacturing Practices or Quality Systems regulations. We must comply with various quality control requirements pertaining to all aspects of our product design and manufacturing process including requirements for packaging, labeling and record keeping, including complaint files. The FDA enforces these requirements through periodic inspections of medical device manufacturing facilities. In addition, the Medical Device Reporting regulation obligates us to inform the FDA whenever information reasonably suggests that one of our devices may have caused or contributed to death or serious injury, or when one of our devices malfunctions, if the device would be likely to cause or contribute to a death or a serious injury in the event the malfunction recurred.

LABELING AND ADVERTISING. Labeling and promotional activities are also subject to scrutiny by the FDA. Among other things, labeling is violative of the law if it is false or misleading in any respect or it fails to contain adequate directions for use. Moreover, claims that are outside the labeling either approved or cleared by the FDA may violate the Federal Food, Drug, and Cosmetic Act.

Our product advertising is also subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, which prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce, as well as unfair or deceptive practices such as the dissemination of any false advertisement pertaining to medical devices. Under the Federal Trade Commission's substantiation doctrine, an advertiser is required to have a reasonable basis for all product claims at the time the claims are first used in advertising or other promotions.

IMPORT REQUIREMENTS. Imported products must meet the same marketing standards as domestic goods. The only exception is a product imported for export. In this case, a product that would otherwise be refused entry can be imported under certain conditions; specifically, the importer must declare that the item is intended for incorporation or further processing by the initial owner or consignee into a device that will be exported. The initial consignee or owner must maintain records identifying the use of the article, and submit a report regarding its disposition upon agency request. If an article is not incorporated or further processed into a device, it must be destroyed or exported.

To import a device, the importer must file an entry notice and bond with the U.S. Customs Department pending an FDA decision on the product's admissibility. All devices are subject to FDA examination before release from Customs. Any article that appears to be in violation of the Federal Food, Drug, and Cosmetic Act may be refused admission and a notice of detention and hearing may be issued. A product also can be detained without physical examination if the product has a past history or other information indicates that it may be violative. Foreign firms must register and list before their products may be imported, and a device must have received 510(k) clearance or be subject to an approved premarket approval application if required.

EXPORT REQUIREMENTS. Products for export from Europe and from the United States are subject to foreign countries' import requirements and the FDA's or European regulating bodies' exporting requirements. The introduction of our products in foreign markets may subject them to foreign regulatory clearances, which may impose additional product standards, packaging and labeling requirements and import restrictions on devices. Regulatory requirements to market devices vary from country to country. In addition, each country has its own tariff regulations, duties, and tax requirements.

In addition to the import requirements of foreign countries, we must also comply with the United States laws governing the export of products regulated by the FDA. Devices that have obtained 510(k)

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clearance or premarket approval and comply with the law in all other respects may be exported without further FDA authorization. However, foreign countries often require, among other things, an FDA certificate for products for export. To obtain this certificate, the device manufacturer must certify to the FDA that the product has been granted clearance or approval in the United States and that the manufacturing facilities appeared to be in compliance with Good Manufacturing Practices regulations at the time of the last FDA inspection.

Under the FDA Export Reform and Enhancement Act of 1996, an unapproved device requiring a premarket approval, a device subject to an investigational device exemption, or a banned device may be exported to any country if the product complies with the laws of that country and has valid marketing authorization in one of the following countries or authorities: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union, or a country in the European Economic Community, or EEC, if the device is marketed in an EEC country or authorized for general marketing in the EEC. The FDA is authorized to add countries to this list in the future. Further, a device may be exported under this provision only if, among other things, it is not adulterated, accords to the specifications of the foreign purchaser, complies with the laws of the importing country, is labeled for export, is manufactured in substantial compliance with Good Manufacturing Practices regulations or recognized international standards, is not sold in the United States, and meets other conditions.

Another pathway to export an unapproved Class III device for which a premarket approval would be required to market the product in the United States is to satisfy the following requirements:

-   the device accords to the specifications of the foreign purchaser;

- the device is not in conflict with the laws of the country to which it is intended for export;

-   the device is labeled that it is intended for export;

-   the device is not sold or offered for sale in domestic commerce; and

- the FDA determines that the exportation of the device is not contrary to the public health and has the approval of the country to which it is intended for export. Compliance with these requirements will permit export to countries where marketing authorization from a listed country or authority is not obtained.

FINES AND PENALTIES FOR NONCOMPLIANCE. Our failure to comply with applicable FDA regulatory requirements could result in, among other things, premarket clearance or approval withdrawal, injunctions, product withdrawals, voluntary or mandatory patient/physician notifications, recalls, warning letters, product seizures, civil penalties, fines and criminal prosecutions. In addition, the Federal Trade Commission has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. Federal Trade Commission enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. Violation of such orders could result in substantial financial or other penalties. Any such action by the FDA or the Federal Trade Commission could materially adversely affect our ability to successfully market our products.

Medical device laws are also in effect in many countries outside of the United States. These range from comprehensive device approval requirements for some or all of our medical device products to simpler requests for product data or certification. The number and scope of these requirements are increasing. Sales of medical devices in the European Union are subject to the European Medical Device Directive. This directive contains requirements for quality system and product performance guidelines to which

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all manufacturers must comply. These guidelines contain quality system guidelines and preproduction product design verification that closely resemble current FDA guidelines. In 1997, we obtained ISO 9002/EN46001 international quality systems registration, a certification showing that our procedures and manufacturing facilities comply with standards for quality assurance and manufacturing process control. Our compliance with this registration has been confirmed since 1997 in semi-annual surveillance audits. The ISO 9002 certification, along with the EN 46001, the European Medical Device Directive certification, signifies compliance with the requirements enabling us to affix the CE Mark to our Embosphere Microsphere product. The CE Mark denotes conformity with European standards for safety and allows certified devices to be placed on the market in all European Union countries. After June 1998, medical devices may not be sold in European Union countries unless they display the CE Mark.

Failure to comply with applicable federal, state and foreign medical device laws and regulations would likely have a material adverse effect on our business. In addition, federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot predict what impact, if any, such changes might have on our business, but such change could have a material impact.

We are subject to various federal, state, local and foreign laws and regulations relating to the protection of the environment, as well as health and safety. In the course of our business, we are involved in the handling, storage and disposal of certain chemicals. The laws and regulations applicable to our operations include provisions that regulate the discharge of materials into the environment. Usually these environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or for acts that were in compliance with all applicable laws at the time the acts were performed. We do not believe that we have been required to expend material amounts in connection with our efforts to comply with environmental requirements or that compliance with such requirements will have a material adverse effect upon our capital expenditures, results of operations or competitive position. Failure to comply with applicable environmental and related laws could have a material adverse effect on our business. In addition, because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the cost of compliance with such requirements in the future, or the effect of such laws on our capital expenditures, results of operations or competitive position.

PROPRIETARY TECHNOLOGY AND PATENT RIGHTS

We seek to establish and protect our proprietary technologies and products through a combination of patent, copyright, trademark and trade secrets laws, as well as confidentiality provisions in our contracts. We have implemented a patent strategy designed to maximize our intellectual property rights. We are pursuing patent coverage in the United States and foreign countries to protect the technology, inventions and improvements that we consider important to the development of our products and business.

In connection with our acquisition of a 51% interest in Biosphere Medical S.A., in April 1999 we assigned to Biosphere Medical S.A. our interest in several United States and foreign patents and patent applications, including two United States patents relating to microspheres, which we jointly owned with L'Assistance Publique-Hopitaux De Paris, referred to as AP-HP. In January 1998, we entered into an agreement with AP-HP pursuant to which AP-HP has granted us the exclusive right to use the jointly-owned patents. These rights have since been assigned to Biosphere Medical, S.A. Biosphere

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Business
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Medical S.A. is required to pay to AP-HP a royalty on the sale of any products, which incorporate technology covered by the patents. Biosphere Medical S.A. may sublicense its exclusive rights under the agreement with the prior written consent of AP-HP, which cannot be unreasonably withheld. The rights granted to Biosphere Medical S.A. under the contract are for an initial period which ends on September 16, 2009, and are renewable on the agreement of Biosphere Medical S.A. and AP-HP. The agreement can be terminated on three months notice by either party if the other party does not perform one or more of its obligations under the agreement and fails to cure its nonperformance during the notice period. These jointly-owned patents will expire in 2014.

In addition, as part of the sale of our former core business to Life Technologies in May 1999, we entered into a cross-license agreement with Life Technologies. Under that agreement, Life Technologies has granted to us an exclusive, worldwide, perpetual, royalty-free license to its technology and patents relating to our core field of development, including any improvement to that technology made prior to May 2004. The patents licensed to us by Life Technologies include a United States composition-of-matter patent relating to various trisacryl-based compounds, one of which is used in our Embosphere Microspheres. This patent expires in June 2001. Under the agreement, we also granted to Life Technologies an exclusive, worldwide, perpetual, royalty-free license to any improvements to the technology they have licensed to us which are useful in Life Technologies' fields of development. The agreement, and all licenses granted thereunder, can be terminated by either party on sixty day's notice in the event of a breach of the agreement by the other party.

In 1999, we entered into an agreement with Dr. Shinichi Hori, pursuant to which we have an exclusive royalty-bearing license to Japanese patent rights to our Hepasphere SAP Microsphere product. These patents rights expire in 2012. There are no United States or other international filings corresponding to this patent application. We intend to file patent applications directed to improvement of this inventor's technology. However, present applications may not issue as patents, and these patents, if issued, may not provide us with sufficient protection against competitors. Further, we may be required to obtain additional licenses concerning the Japanese patent application and any licenses, if obtained, may not be on terms that are acceptable to us.

We have filed two United States method-of-use patent applications and corresponding foreign applications relating to materials and methods for active embolotherapy and the treatment of gastroesophageal reflux desease, urinary incontinence and skin wrinkles. In addition, in July 1999, we entered into an agreement with the Louis Pasteur University in Strasbourg, France and Centre National de la Recherche Scientifique pursuant to which we received exclusive, royalty-bearing worldwide rights to two United States patents relating to active embolotherapy technology.

We have filed three United States patent applications and corresponding foreign applications relating to tissue bulking and the treatment of urinary incontinence, vesicoureteral reflux, dermal augmentation, skin wrinkles and gastroesophageal reflux disease. We have also filed patent applications relating to materials and methods for tissue regeneration, gene therapy and active embolization.

Our success depends to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for the products and technologies. We intend to continue to file patent applications covering any newly-developed products and technologies. However, as discussed above, there can be no guarantee that any of our pending or future filed applications will be issued as patents. There can be no guarantee that the United States Patent and Trademark Office or some third party will not initiate an interference proceeding involving any of our pending applications or issued patents. Finally, there can be no guarantee that our issued patents or future issued patents, if any, will provide adequate protection from competition, as further discussed below.

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                                                                              49

Business
--------------------------------------------------------------------------------

Patents provide some degree of protection for our proprietary technology. However, the pursuit and assertion of patent rights, particularly in areas like medical device development, involve complex legal and factual determinations and, therefore, are characterized by significant uncertainty. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in life sciences. Moreover, the patent rights we possess or are pursuing generally cover our technologies to varying degrees. As a result, we cannot assure you that patents will issue from any of our patent applications or from applications licensed to us or that any of our issued patents will offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights might not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that any patents issued to us will provide a legal basis for establishing an exclusive market for our products or provide us with any competitive advantages or that the patents of others will not have an adverse effect on our ability to do business or to continue to use our technologies freely. In view of these factors, the value of our intellectual property position is uncertain.

We may be subject to third parties filing claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or our licensees or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, regardless of their merit or whether they are resolved in favor of or against us, our licensees or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop at a substantial cost non-infringing technology, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

We also rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees also sign agreements requiring that they assign to us their interests in inventions and original expressions and any corresponding patents and copyrights arising from their work for us. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable and if so our trade secrets could be disclosed to others, including our competitors, and there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, we cannot assure you that parties to our agreements will not breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets, or other technology. Therefore, the measures we are taking to protect our proprietary technology may not be adequate.

EMPLOYEES

As of April 30, 2001, we employed 84 persons. Of these employees, nine are primarily engaged in research and development activities, 21 are engaged in manufacturing, 38 are engaged in sales and marketing, and the remainder are engaged in finance and administration. Of these 84 persons, 45 are located in the United States and 39 are located in France.

Our employees in the United States are not covered by a collective bargaining agreement. In France, our employees are covered by national guidelines and standards for labor relations within our industry. We consider our relations with our employees to be good.

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50

LEGAL PROCEEDINGS

On February 7, 2001, Artes Medical USA filed a complaint in the United States District Court for the Central District of California (Los Angeles), alleging that we are liable for infringement, inducement of infringement, and contributory infringement of U.S. patent no. 5,344,452, which we refer to as the '452 patent. The '452 patent relates to "...implant[s] based on a biocompatible solid in powder form, in particular a plastic". Artes sought monetary damages as compensation for the alleged infringement and a permanent injunction against the alleged infringing activity. Artes Medical alleged that all of our microsphere-related products, including our Embosphere Microspheres, Hepasphere SAP Microspheres and MatrX Microspheres infringe the '452 patent.

On February 7, 2001, we, along with our subsidiary, BSMD Ventures, Inc., filed a complaint for declaratory judgment in the United States District Court for the District of Delaware against Artes Medical USA, Inc. The complaint sought a declaration that the '452 patent is invalid and not infringed by BioSphere and BSMD Ventures.

On May 16, 2001, representatives of Artes Medical, BSMD Ventures, and BioSphere Medical executed an agreement to settle the Delaware and California actions. On May 24, 2001, the parties submitted joint stipulations and orders of dismissal in both the Delaware and California courts. The California action was dismissed by the court on May 25, 2001. The Delaware action was dismissed by the court on May 29, 2001.

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MEDICAL ADVISORY BOARD

We have a medical advisory board, which primarily consists of recognized experts in the fields of interventional radiology, neurointerventional radiology and gynecology. The medical advisory board members are working with us both as a group and less formally and more frequently on an individual basis. The medical advisory board will review our product plans, assist in planning our future direction and provide advice concerning ongoing support and new product development.

All members of our medical advisory board are employed elsewhere and may have commitments to and/or consulting contracts with other organizations, including potential competitors, which limit their availability to us.

Our medical advisory board consists of the following individuals:

Name                                                Institution
------------------------------------------------------------------------------------------------------
James Benenati, M.D...............................  Miami Cardiac and Vascular Institute, Miami

Jay Cooper, M.D...................................  Women's Health Research, Phoenix

Christopher Dowd, M.D.............................  University of California, San Francisco

Scott Goodwin, M.D................................  University of California, Los Angeles

Shinichi Hori, M.D................................  Izumisano Hospital, Osaka, Japan

Barry T. Katzen, M.D..............................  Miami Cardiac and Vascular Institute

Frederick S. Keller, M.D..........................  Dotter Interventional Institute, Portland

Robert Rosen, M.D.................................  New York University, New York

Robert I. White, Jr., M.D.........................  Yale University, New Haven

We also intend to develop a scientific advisory board to help identify and evaluate new and emerging technologies.

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MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

We have set forth below information about our executive officers and directors:

Name                                             Age   Position
---------------------------------------------------------------------------------------------------------
John M. Carnuccio.........................     48      Chief Executive Officer, President and Director
Jean-Marie Vogel..........................     50      Chairman and Director
Alain Brunier.............................     56      President, Europe
Jonathan R. McGrath.......................     47      Vice President, Worldwide Research and Development
Robert M. Palladino.......................     46      Vice President and Chief Financial Officer
Robert T. Phelps..........................     44      Vice President, U.S. Sales and Business
                                                       Development
Donald Anderson...........................     50      Vice President, U.S. Marketing
Timothy J. Barberich......................     53      Director
William M. Cousins, Jr....................     76      Director
Alexander M. Klibanov, Ph.D...............     51      Director
Paul A. Looney............................     61      Director
Riccardo Pigliucci........................     54      Director
David P. Southwell........................     40      Director

JOHN M. CARNUCCIO has served as a director of BioSphere since June 1999. From January 1999 until May 1999, Mr. Carnuccio served as Executive Vice President of BioSphere and President of the Medical Products Business of BioSphere. In
May 1999, he was appointed President and Chief Executive Officer of BioSphere. From 1979 to January 1999, Mr. Carnuccio served in a number of capacities at Boston Scientific Corporation, a medical device company, most recently as Vice President, Market Development, Interventional Gynecology, from April 1998 to January 1999 and as Vice President and General Manager, Microvasive Urology Division from 1992 to April 1998.

JEAN-MARIE VOGEL served as President, Chief Executive Officer and a director of BioSphere from September 1994 until May 1999. In May 1999, he was appointed Chairman. From January 1994 to September 1994, Mr. Vogel served as Executive Vice President and Chief Operating Officer of BioSphere. From 1992 to 1993,
Mr. Vogel served as President of the European Operations of Cuno, Inc., a supplier of filtration processes, equipment and devices used in the production of biological drugs and food products. From 1977 to 1992, Mr. Vogel served in various capacities with Millipore Corporation, a manufacturer of membrane filtration-based products, in its international operations with experience in Asia, Latin America, the former Soviet Union, the Middle East and Australia, including as Vice President and General Manager of Millipore's Asian operations. Mr. Vogel is a French citizen.

ALAIN BRUNIER has served as President, Europe since June 2000. From 1996 to
May 2000. Mr. Brunier served as Managing Director, France & North Africa of
St. Jude Medical, a manufacturer of pacemakers and other medical devices used by cardiologists. From 1990 to 1996, Mr. Brunier served as Vice President and Chief Executive, Europe, Middle East & Africa of Telectronics, a manufacturer of pacemakers and implantable defibrillators. Prior to 1990, Mr. Brunier has also held senior management positions at SMAD-HEMO France and Baxter-Travenol.

JONATHAN R. MCGRATH has served as Vice President, Worldwide Research and Development since August of 1999. From 1995 to 1998, Mr. McGrath served as Vice President of Research and Development at Urologix, a urological device company. From 1990 to 1995, he served as Vice

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                                                                              53

Management
--------------------------------------------------------------------------------

President of Research and Development at Schneider/Pfizer, a cardiovascular device company. From 1987 to 1990, Mr. McGrath served as Vice President of Product Development & Operations at Harbor Medical, a surgical device company. From 1980 to 1987, Mr. McGrath held various positions at Boston Scientific Corporation, most recently as the Director of Metals Product Development.

ROBERT M. PALLADINO has served as Chief Financial Officer and Vice President since December 1999. From March 1999 to December 1999, Mr. Palladino served as Vice President and Chief Financial Officer of Coretek, Inc. a fiber optics manufacturer. From 1995 to 1999, he served as Vice President of Finance at C.P. Clare Corporation, a multinational electronics firm. He also served as assistant treasurer at the Kendall Company, a health care manufacturer, from 1991 to 1995.

ROBERT T. PHELPS has served as Vice President, U.S. Sales and Business Development since August 1999. From 1993 to 1998, Mr. Phelps served as Vice President of Sales, Orthopedic Division at Johnson & Johnson, a pharmaceutical company. From 1990 to 1993, Mr. Phelps served as Group Controller, Orthopedics Division at Johnson & Johnson.

DONALD ANDERSON has served as Vice President, U.S. Marketing since June 2000. From February 1995 to June 2000, Mr. Anderson served as Vice President, Marketing of Implemed, Inc., a manufacturer of vascular access and implantable drug delivery systems. From 1989 to 1995, Mr. Anderson served as Vice President, Sales and marketing of Stratos/Unfusaid (a Pfizer company).

TIMOTHY J. BARBERICH has served as a director of BioSphere since its organization in 1993. Mr. Barberich was a founder of Sepracor, an emerging speciality pharmaceutical company, and has served as Chief Executive Officer and a director of Sepracor since January 1984 and as Chairman since October 1999. Mr. Barberich served as President of Sepracor from January 1984 until October 1999. Mr. Barberich also serves as a director of HemaSure Inc. and Versicor Inc.

WILLIAM M. COUSINS, JR. has served as a director of BioSphere since
January 1994. Since 1974, Mr. Cousins has served as the President of William M. Cousins, Jr., Inc., a management consulting firm. Mr. Cousins is a member of the Board of Directors of Wellco Enterprises, Inc.

ALEXANDER M. KLIBANOV, PH.D., has served as a director of BioSphere since January 1994. Since 1979, Dr. Klibanov has been a faculty member of the Massachusetts Institute of Technology where he is currently Professor of Chemistry and a member of the Biotechnology Process Engineering Center.

PAUL A. LOONEY has served as a director of BioSphere since January 1994. Since 1999, Mr. Looney has served as President and Chief Operating Officer of Biopure Corporation, a biopharmaceutical company. From May 1995 until July 1999,
Mr. Looney served as a consultant to various biotechnology companies. From 1984 to 1995, Mr. Looney served as President and Chief Executive Officer of Corning Costar Corporation, a life science products company and a wholly-owned subsidiary of Corning, Inc. Mr. Looney is a member of the Board of Directors of Biopure Corporation.

RICCARDO PIGLIUCCI has served as a director of BioSphere since August 1995. Since May 1998, Mr. Pigliucci has served as President and Chief Executive Officer of Discovery Partners International, a life sciences company. From February 1996 to April 1998, he served as Chief Executive Officer of Life Sciences International PLC. From January 1966 to April 1995, Mr. Pigliucci served in a number of capacities at Perkin-Elmer Corporation, a global life sciences instrumentation company, most recently as President and Chief Operating Officer. Mr. Pigliucci is a member of the Board of Directors of Discovery Partners International, Dionex Corporation, Epoch Biosciences, Inc. and as a Trustee of the Worcester Foundation for Biomedical Research.

DAVID P. SOUTHWELL has served as a director of BioSphere since January 1997. He has served as Executive Vice President, Chief Financial Officer of Sepracor since October 1995 and served as Senior Vice President and Chief Financial Officer of Sepracor from July 1994 to October 1995. From August 1988 until
July 1994, Mr. Southwell was associated with Lehman Brothers, a securities firm, in various positions with the investment banking division, including in the position of Vice President.

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54

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SELLING STOCKHOLDER

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 31, 2001 by the selling stockholder, Sepracor. The percentage of beneficial ownership is based on 10,597,822 shares outstanding as of May 31, 2001.

                                            Common Stock                                    Common Stock
                                         Beneficially Owned                           Beneficially Owned After
                                        Prior to the Offering                               the Offering
                                       -----------------------   Shares to be Sold   --------------------------
Name and Address                          Number       Percent    in the Offering        Number         Percent
---------------------------------------------------------------------------------------------------------------
Sepracor Inc. .......................  5,824,333       54.96%        3,000,000       2,824,333         22.42%
  111 Locke Drive
  Marlborough, MA 01752

In addition, Sepracor has granted to the underwriters an option to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any, incurred in connection with the offering. If the option is exercised in full, Sepracor will own 2,074,333 shares, or 16.47% of our outstanding common stock.

We were organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its chromatography business to us in exchange for 4,000,000 shares of our common stock. In June 1996, Sepracor converted the outstanding principal and interest of a loan to us into an aggregate of 1,369,788 shares of our common stock. In July 2000, Sepracor purchased an additional 454,545 shares of our common stock in a private placement at a purchase price of $11.00 per share. Under applicable provisions of the Delaware General Corporation Law, Sepracor has the ability, acting alone, to approve any action requiring approval of the holders of a majority of the outstanding shares of our common stock. Mr. Barberich and Mr. Southwell, directors of BioSphere, are Chairman and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of Sepracor.

As of December 31, 2000, Sepracor beneficially owned approximately 55% of our outstanding common stock. Since our inception, Sepracor has provided support services of U.S. operations, including certain administrative support. For these services, we were charged approximately $111,000 during fiscal 2000. Under a separate Sublease Agreement, we had the right to lease office space from Sepracor through 2007 in exchange for a monthly rent. All related-party charges represent an allocation of our proportionate share of Sepracor's overhead and facility costs using formulas and valuations which management believes are reasonable and consistent with similar arms-length transactions. Net amounts payable to Sepracor, as of December 31, 2000, were approximately $14,000.

In April 2000, we relocated our research laboratories and corporate headquarters to a new facility located in Rockland, Massachusetts. Concurrent with the move, BioSphere and Sepracor mutually agreed to terminate the Sublease Agreement without contingency.

We have granted to Sepracor rights with respect to the registration under the Securities Act of a total of 4,000,000 shares of our common stock. These rights provide that Sepracor may require us, on two occasions, to register the shares having an aggregate offering price of at least $5,000,000, subject to certain conditions and limitations.

Borrowings under our $2,000,000 line of credit with a U.S. bank are guaranteed by Sepracor. In connection with the guaranty, we entered into a Security Agreement with Sepracor pursuant to which we have pledged to Sepracor all of our assets, excluding our equity ownership in Biosphere Medical

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                                                                              55

Selling stockholder
--------------------------------------------------------------------------------

S.A., or BMSA, as collateral for Sepracor's guarantee to the bank. BMSA is not a party to the agreement and, therefore, has not pledged its assets to the bank. If we default under the security agreement with Sepracor or under any other agreement relating to indebtedness for borrowed money, we will be required to pledge our equity ownership of BMSA to Sepracor. Sepracor can also borrow under this line of credit.

In February 2000, we completed a private equity placement of common stock and warrants for net proceeds of approximately $5.9 million. Investors purchased 653,887 shares of our common stock at a price of $9.00 per share, which included warrants to purchase up to an additional 163,468 shares of common stock. The group of investors who participated in the financing included Timothy J. Barberich, a director of BioSphere and the Chairman and Chief Executive Officer of Sepracor, who purchased 27,777 shares of our common stock and a warrant to purchase 6,944 shares of our common stock, and David P. Southwell, a director of BioSphere and the Executive Vice President and Chief Financial Officer of Sepracor, who purchased 5,555 shares of our common stock and a warrant to purchase 1,388 shares of our common stock.

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56

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 25,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. As of May 31, 2001, we had outstanding:

-   10,597,822 shares of common stock held by 139 stockholders of record;

-   no outstanding shares of preferred stock;

-   outstanding options to purchase 4,075,390 shares of common stock; and

-   outstanding warrants to purchase 203,468 shares of common stock.

The following summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. Holders of common stock are entitled to receive proportionately any lawful dividends as may be declared by our board of directors. However, all dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of BioSphere, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive proportionately all of our remaining assets available for distribution to stockholders. This distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive, redemption, conversion or subscription rights. Our outstanding shares of common stock are fully paid and non-assessable. The shares of common stock offered by us in this offering will also be, when issued and paid for, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue up to an aggregate of 1,000,000 shares of preferred stock, in one or more series. Our board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock. We have no current plans to issue any preferred stock.

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                                                                              57

Description of capital stock
--------------------------------------------------------------------------------

WARRANTS

We have outstanding warrants to purchase 163,468 shares of common stock at an exercise price of $20.00 per share. The warrants may be exercised at any time prior to their expiration date by delivering the warrant certificates to BioSphere, together with a completed election to purchase and the full exercise price in cash or a certified check or a wire transfer in same day funds. The warrants will expire on February 4, 2005.

We also have outstanding a warrant to purchase up to 40,000 shares of our common stock at an exercise price of $3.00 per share, subject to certain vesting requirements. As of June 8, 2000, this warrant had fully vested. The warrant may be exercised at any time prior to its expiration by presenting the warrant to us, together with a completed purchase form and payment of the exercise price in cash or by certified check or bank draft. The holder of the warrant has registration rights, which are described below. The warrant expires on June 5, 2002.

REGISTRATION RIGHTS

Under the terms of a Technology Transfer Agreement with Sepracor, Sepracor has the right, subject to certain conditions and limitations, to request that we register up to 4,000,000 shares of our common stock owned by Sepracor under the Securities Act. These rights provide that Sepracor may require us, on two occasions, to register shares having an aggregate offering price of at least $5,000,000, subject to conditions and limitations.

The holder of an outstanding warrant to purchase up to 40,000 shares of our common stock also has registration rights with respect to the shares of common stock underlying the warrant. We have agreed to file a registration statement for these shares promptly following the consummation of this offering.

In February 2000, we issued and sold 653,887 shares of our common stock, and warrants to purchase 163,468 shares of our common stock, in a private placement. We registered these shares of common stock, including the shares of common stock underlying the warrants, on a resale registration statement on behalf of the investors, which registration statement we have undertaken to keep effective until the earlier of February 2002, the date on which all of the shares of common stock may be sold without registration under the Securities Act or all of the shares have been sold by the investors. These investors also have the right, subject to certain conditions and limitations, to participate in a registered offering of shares of common stock to be sold by us or by selling stockholders of the Company.

DELAWARE LAW; ANTI-TAKEOVER EFFECTS

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation provides that our directors will not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation will not eliminate or limit liability to the extent that the elimination or limitation of such

--------------------------------------------------------------------------------
58

Description of capital stock
--------------------------------------------------------------------------------

liability is not permitted by the Delaware General Corporation Law as it exists or may later be amended.

Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is The American Stock Transfer and Trust Company.

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                                                                              59

--------------------------------------------------------------------------------

UNDERWRITING

We, the selling stockholder and the underwriters named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, U.S. Bancorp Piper Jaffray Inc. and Adams, Harkness & Hill, Inc. are the representatives of the underwriters.

Underwriters                                                  Number of Shares
------------------------------------------------------------------------------
UBS Warburg LLC.............................................
U.S. Bancorp Piper Jaffray Inc..............................
Adams, Harkness & Hill, Inc.................................
                                                                 ---------
    Total...................................................     5,000,000
                                                                 =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 750,000 shares from the selling stockholder at the public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions that we and the selling shareholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 750,000 shares from the selling stockholder.

                                                                                Paid by the
                                                                            selling stockholder
                                                               ---------------------------------------------
                                                                  No exercise of         Full exercise of
                                                 Paid by us    over-allotment option   over-allotment option
                                                 -----------   ---------------------------------------------
Per share......................................  $                     $                       $
  Total........................................  $                     $                       $

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $750,000.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to
$    per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or
dealers at a discount of up to $    per share from the public offering price. If
all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We, our directors and executive officers and the selling stockholder have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days or, in the case of the selling stockholder, 120 days, after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National

--------------------------------------------------------------------------------
60

Underwriting
--------------------------------------------------------------------------------

Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market or otherwise.

We and the selling stockholder have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions with us, including the provision of certain advisory services and making loans to us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The audited financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (including the exhibits and schedules to the registration statement) under the Securities Act of 1933 with respect to the common stock we and the selling stockholder propose to sell in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the common stock we and the selling stockholder propose to sell in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified by this reference.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. BioSphere's Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's website (http://www.sec.gov).

We intend to distribute to our stockholders annual reports containing audited consolidated financial statements. We also intend to make available to our stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

--------------------------------------------------------------------------------
62

--------------------------------------------------------------------------------

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

-   our Annual Report on Form 10-K for the year ended December 31, 2000;

- our Current Reports on Form 8-K filed with the SEC on February 15, 2001 and May 24, 2001;

- our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

- the description of our common stock contained in our registration statement on Form 8-A declared effective by the SEC on March 24, 1994, including any amendments or reports filed for the purpose of updating that description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost, other than exhibits unless such exhibits are specifically incorporated by reference therein, by writing or telephoning our investor relations department at the following address and telephone number: BioSphere Medical, Inc., 1050 Hingham Street, Rockland, Massachusetts 02370, (781) 681-7900.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Page
----------------------------------------------------------------------
Report of Independent Public Accountants....................     F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999
  and March 31, 2001 (unaudited)............................     F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 1999, and 1998 and the three months
  ended March 31, 2001 and 2000 (unaudited).................     F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended
  December 31, 2000, 1999, and 1998 and the three months
  ended March 31, 2001 (unaudited)..........................     F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998 and the three months
  ended March 31, 2000 and 2001 (unaudited).................     F-6

Notes to Consolidated Financial Statements..................     F-8

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of BioSphere Medical, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of BioSphere Medical, Inc. (A Delaware Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioSphere Medical, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years in the period ended
December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                         /s/ Arthur Andersen LLP

Boston, Massachusetts
January 17, 2001, except with respect to matters discussed in Note Q, as to which the date is February 7, 2001

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                 December 31,
                                                              -------------------     March 31,
(In thousands, except per share data)                             2000       1999          2001
-----------------------------------------------------------------------------------------------
                                                                                    (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $15,276    $  5,368   $   12,437
  Accounts receivable, net of allowance for doubtful
    accounts of
    $29, $0 and $59 as of December 31, 2000 and 1999, and
    March 31, 2001, respectively............................    1,142         564        1,472
  Inventories...............................................      639         389          668
  Prepaid and other current assets..........................      124         132          166
                                                              -------    --------   ----------
    TOTAL CURRENT ASSETS....................................   17,181       6,453       14,743
  Property and equipment, net...............................      694         322          928
  Goodwill, net.............................................    1,144         713        1,258
  Other assets..............................................      287           8          323
                                                              -------    --------   ----------
    TOTAL ASSETS............................................  $19,306    $  7,496   $   17,252
                                                              =======    ========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   924    $    616   $      850
  Accrued compensation......................................      994         400          767
  Other accrued expenses....................................    1,086         879        1,448
  Payable to related party..................................       14          68           41
  Current portion of long term debt.........................       27          --           25
                                                              -------    --------   ----------
    TOTAL CURRENT LIABILITIES...............................    3,045       1,963        3,131
Deferred Revenue............................................       --          --          250
Minority interest acquisition obligation....................      478         945          629
Long-term debt..............................................       97          --           85
                                                              -------    --------   ----------
    TOTAL LIABILITIES.......................................    3,620       2,908        4,095

Commitments (Note H)
Stockholders' equity:
  Common stock, $0.01 par value, 25,000 shares authorized;
    10,595, 8,456 and 10,597 shares issued and outstanding
    as of
    December 31, 2000 and 1999, and March 31, 2001,
    respectively............................................      106          84          106
Additional paid-in capital..................................   60,100      40,587       60,109
Accumulated deficit.........................................  (44,515)    (36,068)     (47,016)
Accumulated other comprehensive income (loss)...............       (5)        (15)         (42)
                                                              -------    --------   ----------
    TOTAL STOCKHOLDERS' EQUITY..............................   15,686       4,588       13,157
                                                              -------    --------   ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $19,306    $  7,496   $   17,252
                                                              =======    ========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            Three Months
                                                             For the Years Ended                Ended
                                                                 December 31,                 March 31,
                                                        ------------------------------   -------------------
(In thousands, except per share amounts)                    2000       1999       1998       2001       2000
------------------------------------------------------------------------------------------------------------
                                                                                             (unaudited)
Revenues:
  Product sales.......................................  $ 3,961    $ 2,263    $   155    $ 1,847    $   774
  License fees........................................       --          3         47         --         --
                                                        -------    -------    -------    -------    -------
      TOTAL REVENUE...................................    3,961      2,266        202      1,847        774
                                                        -------    -------    -------    -------    -------
Costs and expenses:
  Cost of product sales...............................    1,461      1,404         95        519        282
  Research and development............................    2,517        968         34        949        549
  Selling, general and administrative(1)..............    7,847      4,003      1,364      3,116      1,280
  Stock-based compensation to non-employees...........    1,261         --         --         --        270
                                                        -------    -------    -------    -------    -------
      TOTAL COSTS AND EXPENSES........................   13,086      6,375      1,493      4,584      2,381
                                                        -------    -------    -------    -------    -------
Loss from operations..................................   (9,125)    (4,109)    (1,291)    (2,737)    (1,607)
Interest income.......................................      715        234         30        230        110
Interest expense......................................      (54)      (134)      (222)        (6)       (17)
Other income..........................................       17         15         --         12         38
                                                        -------    -------    -------    -------    -------
      Loss from continuing operations.................   (8,447)    (3,994)    (1,483)    (2,501)    (1,476)
Loss from discontinued operations.....................       --       (539)      (330)        --         --
                                                        -------    -------    -------    -------    -------
      NET LOSS........................................  $(8,447)   $(4,533)   $(1,813)   $(2,501)   $(1,476)
                                                        =======    =======    =======    =======    =======
Basic and diluted net loss per common share:
  Continuing operations...............................  $ (0.87)   $ (0.47)   $ (0.17)   $ (0.24)   $ (0.16)
  Discontinued operations.............................       --      (0.06)     (0.04)        --         --
                                                        -------    -------    -------    -------    -------
      TOTAL...........................................  $ (0.87)   $ (0.53)   $ (0.21)   $ (0.24)   $ (0.16)
                                                        =======    =======    =======    =======    =======
Basic and diluted weighted average number of common
  shares outstanding..................................    9,700      8,456      8,437     10,597      8,950
                                                        =======    =======    =======    =======    =======

----------

(1) Excludes compensation charges relating to the issuance of stock options to non-employees.

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Accumulated
                                                       Additional                                           Other           Total
                                        Common Stock      Paid-in        Deferred    Accumulated    Comprehensive   Stockholders'
(In thousands)                     Shares     Amount      Capital    Compensation        Deficit    Income (Loss)          Equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31,
  1997.......................       8,431   $     84   $   40,515   $        (161)  $    (29,722)  $           --   $     10,716

Comprehensive loss:
  Net loss...................          --         --           --              --         (1,813)              --         (1,813)
                                                                                                                    ------------
  Total comprehensive loss...                                                                                             (1,813)
Deferred compensation
  amortization...............          --         --           --             161             --               --            161
Exercise of stock options....          25         --           41              --             --               --             41
Compensation for common stock
  warrants...................          --         --           31              --             --               --             31
                               ----------   --------   ----------   -------------   ------------   --------------   ------------

BALANCE AT DECEMBER 31,
  1998.......................       8,456         84       40,587              --        (31,535)              --          9,136

Comprehensive loss:
  Net loss...................          --         --           --              --         (4,533)              --         (4,533)
  Translation adjustment.....          --         --           --              --             --              (15)           (15)
                                                                                                                    ------------
  Total comprehensive loss...                                                                                             (4,548)
                               ----------   --------   ----------   -------------   ------------   --------------   ------------

BALANCE AT DECEMBER 31,
  1999.......................       8,456         84       40,587              --        (36,068)             (15)         4,588

Comprehensive loss:
  Net loss...................          --         --           --              --         (8,447)              --         (8,447)
  Translation adjustment.....          --         --           --              --             --               10             10
                                                                                                                    ------------
  Total comprehensive loss...                                                                                             (8,437)
Issuance of common stock.....       1,869         19       17,697              --             --               --         17,716
Issuance of common stock
  under employee benefit and
  incentive plans............         270          3          555              --             --               --            558
Stock-based compensation to
  non-employee...............          --         --        1,261              --             --               --          1,261
                               ----------   --------   ----------   -------------   ------------   --------------   ------------

BALANCE AT DECEMBER 31,
  2000.......................      10,595        106       60,100              --        (44,515)              (5)        15,686
Comprehensive loss...........
  Net loss...................          --         --           --              --         (2,501)              --         (2,501)
  Translation adjustment.....          --         --           --              --             --              (37)           (37)
                                                                                                                    ------------
  Comprehensive loss.........                                                                                             (2,538)
Issuance of common stock
  under employee benefit and
  incentive plans............           2         --            9              --             --               --              9
                               ----------   --------   ----------   -------------   ------------   --------------   ------------

BALANCE AT MARCH 31, 2001
  (UNAUDITED)................      10,597   $    106   $   60,109   $          --   $    (47,016)  $          (42)  $     13,157
                               ==========   ========   ==========   =============   ============   ==============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           For the Three
                                                            For the Years Ended            Months Ended
                                                                December 31,                 March 31,
                                                       ------------------------------   -------------------
(In thousands)                                             2000       1999       1998       2001       2000
-----------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $(8,447)   $(4,533)   $(1,813)   $ (2,501)  $(1,476)
  Less: Net loss from discontinued operations........       --       (539)      (330)         --        --
                                                       -------    -------    -------    --------   -------
  Net loss from continuing operations................   (8,447)    (3,994)    (1,483)     (2,501)   (1,476)
                                                       -------    -------    -------    --------   -------
  Adjustments to reconcile net loss from continuing
    operations to net cash used in operating
    activities:
    Provision for doubtful accounts..................       37         --         --          30        --
    Depreciation and amortization....................      279        102         17          95        47
    Non-cash interest on minority interest
      obligation.....................................       19         --         --          --        35
    Foreign exchange gain............................      (85)        --         --          --       (85)
    Non-cash stock-based compensation for non-
      employees......................................    1,261         --         --          --       270
    Compensation for common stock warrants...........       --         --         31          --        --
    Changes in operating assets and liabilities:
      Accounts receivable............................     (615)       121         --        (360)      (91)
      Inventories....................................     (250)         5         --         (29)     (118)
      Prepaid and other current assets...............     (271)         4          2         (78)      (39)
      Accounts payable...............................      308        103       (346)        (74)     (143)
      Accrued expenses...............................      801        282         27         135       637
      Payable to related party.......................      (54)      (362)       105          27       (27)
      Deferred revenue...............................       --         --         --         250        --
                                                       -------    -------    -------    --------   -------
  Net cash used in operating activities..............   (7,017)    (3,739)    (1,647)     (2,505)     (990)
                                                       -------    -------    -------    --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................     (533)      (382)        --        (292)     (112)
  Cash paid for 34% interest in Biosphere Medical
    S.A..............................................     (950)        --         --          --
  Decrease in restricted cash........................       --         --        146          --        --
  Increase in other assets...........................       --         (1)        (2)         --      (140)
  Cash acquired through acquisition of 51% of
    Biosphere Medical S.A............................       --        283         --          --        --
                                                       -------    -------    -------    --------   -------
  Net cash (used in) provided by investing
    activities.......................................   (1,483)      (100)       144        (292)     (252)
                                                       -------    -------    -------    --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net........   17,716         --         --          --     5,285
  Proceeds from issuance of common stock under
    employee benefit and incentive plans.............      558         --         41           9       340
  Net (repayments) borrowings under line of credit
    agreements.......................................       --     (2,000)     2,000          --        --
  Proceeds (payments) on long-term debt and capital
    leases...........................................      124       (664)      (454)        (14)      147
                                                       -------    -------    -------    --------   -------
  Net cash provided by (used in) financing
    activities.......................................   18,398     (2,664)     1,587          (5)    5,772
                                                       -------    -------    -------    --------   -------

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                                                           For the Three
                                                            For the Years Ended            Months Ended
                                                                December 31,                 March 31,
                                                       ------------------------------   -------------------
(In thousands)                                             2000       1999       1998       2001       2000
-----------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
  Effect of exchange rate changes on cash and cash
    equivalents......................................       10         (7)        --         (37)       (6)
                                                       -------    -------    -------    --------   -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................    9,908     (6,510)        84      (2,839)    4,524
NET CASH PROVIDED BY (USED IN) DISCONTINUED
  OPERATIONS.........................................       --      9,643       (219)         --        --
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....    5,368      2,235      2,370      15,276     5,368
                                                       -------    -------    -------    --------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........  $15,276    $ 5,368    $ 2,235    $ 12,437   $ 9,892
                                                       =======    =======    =======    ========   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Cash paid for interest.............................  $     5    $   134    $   207    $      2   $    --
                                                       -------    -------    -------    --------   -------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  ACTIVITIES:
  Acquisition of 51% of Biosphere Medical S.A.:
    Fair value of assets acquired....................  $    --    $ 1,493    $    --    $     --   $    --
    Liabilities assumed..............................       --     (1,493)        --          --        --
    Minority interest acquisition obligation.........      188        771         --         152        --
                                                       -------    -------    -------    --------   -------
    Goodwill.........................................  $   188    $   771    $    --    $    152   $    --
                                                       =======    =======    =======    ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information for March 31, 2000 and 2001 is unaudited)

A--Nature of the Business

BioSphere Medical, Inc ("BioSphere" or the "Company") was incorporated in Delaware in December 1993 under the name BioSepra Inc. During 1999, the Company strategically refocused its business on the development and commercialization of its proprietary Embosphere Microspheres for medical applications. In
February 1999, the Company acquired a 51% ownership interest in Biosphere Medical S.A. ("BMSA"), a French societe anonyme (See Note C). BMSA retains the license to the embolotherapy device that is the main focus of the Company's business. In May 1999, the Company sold substantially all of its assets relating to its former core business, chromatography, and changed its name to BioSphere Medical, Inc. In April 2000, the Company increased its ownership interest in BMSA from 51% to 85%. The Company retains the option to acquire the remaining 15% of BMSA at a later date and the 15% minority interest holder maintains the right to require the Company to purchase its interest (See Note C).

During 2000, the Company established two wholly owned subsidiaries to pursue the development of other microsphere technologies. In May 2000, BioSphere Medical Japan, Inc., a Delaware corporation, was established to develop and commercialize Embosphere Microspheres as well as Hepasphere SAP Microsphere in the Far East. In December 2000, BSMD Ventures, Inc., also a Delaware corporation, was established to explore and develop alternative applications with a specific focus on dermal and other tissue engineering uses. To this end, in January 2001, BSMD Ventures, Inc. entered into a strategic supply agreement with Inamed Corporation of Santa Barbara, California, a surgical and medical device company primarily engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive surgery and aesthetic medicine markets. Under this multi-year agreement, BioSphere agreed to supply its proprietary microspheres to Inamed for potential use in dermal applications. In exchange, Inamed agreed to pay to BioSphere certain up-front distribution access fees as well milestone payments upon the successful completion of certain development benchmarks. BioSphere also was entitled to royalty payments on net sales of resulting commercially approved products. This agreement was terminated by Inamed and us in conjunction with the settlement of the litigation between Artes Medical USA, Inc. and BioSphere (See Note Q). As of December 31, 2000, Sepracor Inc. ("Sepracor"), a specialty pharmaceutical company, beneficially owned approximately 55% of the Company's outstanding common stock.

The Company is subject to risks common to companies in its industry, including but not limited to obtaining regulatory approval by the FDA, commercial acceptance of the Company's products, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and the need to obtain adequate financing to fund future operations.

B--Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary BMSA, as well as its wholly owned subsidiaries; Biosphere Medical Japan, Inc. and BSMD Ventures, Inc., both Delaware corporations established in 2000. All material intercompany balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The accompanying consolidated balance sheet as of March 31, 2001 and the consolidated statements of operations and cash flows for the three month periods ended March 31, 2000 and 2001 and the

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

statement of stockholders' equity for the three month period ended March 31, 2001 are unaudited but, in the opinion of management, included all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results of operations of interim periods are not necessarily indicative of results to be expected for the entire year of any future period.

Basis of Presentation

Certain prior period balances have been reclassified to conform to current reporting formats, including the impact of the operations of the Company that were discontinued (See Note N).

Translation of Foreign Currencies

The assets and liabilities of the Company's international subsidiaries are translated into U.S. dollars using the exchange rates in effect as of each balance sheet date. Statements of operations amounts are translated at average exchange rates prevailing during each recording period. Resulting translation adjustments are recorded in the cumulative translation adjustment account in stockholders' equity. Aggregate foreign exchange transaction gains and losses are not material and are included in other income in the accompanying statement of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the following: (1) the reported amounts of assets and liabilities, (2) the disclosure of contingent assets and liabilities at the date of the financial statements and (3) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include $15.2 million, $4.5 million and $12.6 million of commercial paper and money market funds as of December 31, 2000 and 1999 and March 31, 2001, respectively.

Financial Instruments and Concentration of Credit Risk

The Company has no significant off-balance-sheet risk or concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. BioSphere places its cash and cash equivalents with high credit quality financial institutions.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation based upon expected useful lives using the straight-line method over the following estimated useful lives:

Office equipment...........................................  3-5 years
Laboratory and manufacturing equipment.....................  3-5 years
Leasehold improvements.....................................  Shorter of lease term or estimated useful life

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of disposed assets and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to non-operating income.

Goodwill and Other Assets

Goodwill represents the difference between the purchase price and the fair value of the tangible and identifiable intangible net assets acquired when accounted for in accordance with the purchase method of accounting. In February 1999, the Company recorded goodwill upon the acquisition of 51% of BMSA. (See Note C) Goodwill associated with this transaction is being amortized over an estimated ten-year useful life through February 2009. The 1999 BMSA purchase agreement contained provisions to acquire the remaining 49% minority interest in BMSA. Accordingly, all goodwill resulting from subsequent BMSA acquisitions and/or accretion of the minority interest acquisition obligation will be amortized through February 2009. Accumulated amortization was approximately $174,000, $58,000 and $212,000 as of December 31, 2000 and 1999 and March 31, 2001,
respectively.

The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At the occurrence of a certain event or change in circumstances, the Company evaluates the potential impairment of an asset based on estimated future undiscounted cash flows. In the event impairment exists, the Company will measure the amount of such impairment based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Based on management's assessment as of December 31, 2000, the Company has determined that no impairment of long-lived assets exists.

Revenue Recognition

Revenues from product sales are recognized when goods are shipped to customers. Management establishes reserves for potential sales returns and evaluates, on a monthly basis, the adequacy of those reserves based upon realized experience. To date, returns have not been material. The Company adopted Staff Accounting Bulletin No. 101 in the year ended December 31, 2000 with no material impact to the Company's results of operations.

Revenue earned under contractual collaboration agreements is deemed earned when all of the following conditions have been met: all obligations of the Company relating to the revenue have been met and the earning process is complete; the monies received or receivable are not refundable; and there are neither future obligations nor future milestones to be met by the Company with respect to such revenue. Deferred revenues as of March 31, 2001 represent up-front distribution access payments received from the Company's collaborator which remain subject to limited rights of return.

Research and Development

Research and development costs are expensed in the period incurred.

Income Taxes

The Company uses the asset and liability accounting method whereby deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and tax basis of assets and liabilities using current statutory tax rates. A valuation allowance against net deferred tax assets is recorded if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Management evaluates, on a quarterly basis, the ability to recover the

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

deferred tax assets and the level of the valuation allowance. At such time as it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

Comprehensive Income /(Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, the effects of foreign currency translation adjustments which are reflected separately in stockholders' equity, are included in accumulated other comprehensive income (loss).

Net Loss Per Share

Basic net loss per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted net loss per share incorporates the dilutive effect of common stock equivalent options, warrants and other convertible securities. Total warrants and options potentially convertible into common stock as of December 31, 2000, 1999 and 1998 and March 31, 2001 and 2000 equaled 4,147,000, 3,783,000, 1,627,000, 4,230,000 and
3,843,000, respectively. Common stock equivalents have been excluded from the calculation of weighted average number of diluted common shares, as their effect would be antidilutive for all periods presented.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which will be effective for the Company in the first quarter of fiscal 2001. The adoption of this standard did not have a material effect on the Company's financial position or operating results.

C--Acquisition of Biosphere Medical S.A. and Minority Interest Acquisition Obligation

On February 25, 1999, the Company acquired 51% of the outstanding capital stock of BMSA. Accordingly, the results of operations of BMSA have been included in these consolidated financial statements as of the date of acquisition. Pursuant to a February 25, 1999 purchase agreement, the Company acquired a 51% ownership interest by granting to BMSA an exclusive sales and manufacturing license to certain patents and technology primarily relating to the Company's Embosphere Microsphere technology. The Company was also granted an option to purchase the remaining 49% interest in BMSA through December 31, 2004 for an amount equal to the product of the percentage interest to be purchased and the sum of BMSA's rolling average twelve-month sales and worldwide Embosphere Microsphere sales as of the date of exercise (the "Purchase Option"). Moreover, the holder of the remaining 49% interest was also granted an option (the "Put Option") to require the Company to purchase the remaining 49% interest from December 31, 2003 until December 31, 2004 for an amount equal to the greater of an agreed upon price (in French Francs) for each percentage interest to be sold or the amount payable adjusted to a rolling nine-month sales average under the Purchase Option. The Put Option represents a contingent purchase consideration and the Company is accreting the value of this Put Option over the period ending December 31, 2003.

On April 7, 2000, the Company purchased an additional 34% of BMSA for $950,000. The transaction was accounted for as a step-acquisition of a minority interest whereby the fair value in excess of the then recorded accrued acquisition obligation was treated as an increase to goodwill. As a result of this step-acquisition, the Company's total ownership interest in BMSA increased to 85%. As of December 31, 2000, the holder of the 15% minority interest retains its Put Option with respect to the remaining 15% of the outstanding equity interest in BMSA pursuant to the terms of the original

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

purchase agreement. The Company also retains its Purchase Option with respect to the remaining 15% equity interest in BMSA. As of December 31, 2000 the Company estimated the present value of the Put Option to be approximately $478,000.

The Company has applied purchase accounting principles to the acquisition of its interest in BMSA and has allocated the purchase price to the assets acquired and liabilities assumed. The purchase price in excess of the fair value of the tangible assets has been allocated to goodwill. There were no identifiable intangible assets. Goodwill, net as of December 31, 2000 and 1999 and March 31, 2001 of approximately $1,144,000, $713,000 and $1,258,000, respectively, is being amortized through February 2009.

D--Related Party Transactions

As of December 31, 2000, Sepracor beneficially owned approximately 55% of the Company's outstanding common stock. Since the Company's inception, Sepracor has provided support services of U.S. operations, including certain administrative support. For these services, BioSphere was charged approximately $111,000, $119,000, $155,000 and $6,000 and $93,000 for the years ended December 31, 2000,
1999, and 1998 and the three months ended March 31, 2001 and 2000, respectively. Under a separate Sublease Agreement, the Company had the right to lease office space from Sepracor through 2007 in exchange for a monthly rent. All related-party charges represent an allocation of the Company's proportionate share of Sepracor's overhead and facility costs using formulas and valuations which management believes are reasonable and consistent with similar arms-length transactions. Net amounts payable to Sepracor, as of December 31, 2000 and 1999 and March 31, 2001, were approximately $14,000, $68,000 and $41,000, respectively.

In April 2000, BioSphere relocated its research laboratories and corporate headquarters to a new facility located in Rockland, Massachusetts. Concurrent with the move, BioSphere and Sepracor mutually agreed to terminate the Sublease Agreement without contingency.

Sepracor is entitled to certain rights with respect to the registration under the Securities Act of a total of 4,000,000 shares of BioSphere's Common Stock. These rights provide that Sepracor may require BioSphere, on two occasions, to register shares having an aggregate offering price of at least $5,000,000, subject to certain conditions and limitations. As of December 31, 2000, Sepracor has not exercised such rights.

E--Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following as of:

                                                                   December 31,
                                                              ----------------------      March 31,
(In thousands)                                                    2000          1999           2001
---------------------------------------------------------------------------------------------------
Raw material................................................    $156          $119        $     148
Work in progress............................................      78            25               78
Finished goods..............................................     405           245              442
                                                                ----          ----        ---------
Total inventory.............................................    $639          $389        $     668
                                                                ====          ====        =========

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

F--Property and Equipment

Property and equipment consists of the following as of:

                                                                   December 31,
                                                              ----------------------      March 31,
(In thousands)                                                    2000          1999           2001
---------------------------------------------------------------------------------------------------
Office equipment............................................    $469          $289        $     653
Laboratory and manufacturing equipment......................     425            72              505
Leasehold improvements......................................      45            45               72
                                                                ----          ----        ---------
                                                                 939           406        $   1,230

Less: accumulated depreciation..............................    (245)          (84)            (302)
                                                                ----          ----        ---------
  Total property and equipment..............................    $694          $322        $     928
                                                                ====          ====        =========

Depreciation expense was $161,000, $49,000, $14,000, $56,000 and $27,000 for the
years ended December 31, 2000, 1999, and 1998 and the three months ended
March 31, 2001 and 2000, respectively.

G--Debt and Other Obligations

Debt consists of the following as of:

                                                                   December 31,
                                                              ----------------------      March 31,
(In thousands)                                                    2000          1999           2001
---------------------------------------------------------------------------------------------------
5.4% French Franc term loan payable to a bank in monthly
  installments through March 2005, secured by the net assets
  of BMSA...................................................    $124          $ --        $     110
Less: current portion.......................................     (27)           --              (25)
                                                                ----          ----        ---------
Total long-term debt........................................    $ 97          $ --        $      85
                                                                ====          ====        =========

On December 31, 1999, the Company and Sepracor amended their revolving credit agreement with a bank under which the Company may borrow up to $2,000,000, subject to limitations defined in the agreement and on borrowings outstanding by Sepracor. There were no borrowings outstanding by either the Company or Sepracor under this agreement as of December 31, 2000. Interest is payable monthly in arrears at prime (9.5% at December 31, 2000) or LIBOR (6.0% at December 31,
2000) plus 0.75%. The Company is required to pay a commitment fee equal to 0.25% per annum on the average unused line. The Company's ability to borrow under this credit line is dependent upon Sepracor's maintenance of certain financial ratios and levels of cash and cash equivalents and tangible capital bases. As of December 31, 2000, Sepracor has informed the Company that all applicable lines of credit covenants have been satisfactorily met. Sepracor is guarantor of any amounts outstanding under the agreement. We have entered into a security agreement with Sepracor pursuant to which we have pledged to Sepracor all of our U.S. assets, excluding our equity ownership of BMSA as collateral for Sepracor's guarantee to the bank. BMSA is not a party to the agreement with Sepracor and, therefore, has not pledged any of its assets. If we default under the security agreement with Sepracor or under any other agreement relating to indebtedness for borrowed money, we will be required to pledge our equity ownership of BMSA to Sepracor. The revolving credit agreement expired on December 31, 2001. Prior to December 31, 2001, we intend to negotiate a new revolving credit agreement containing similar terms, rates and conditions.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

H--Commitments

Prior to April 2000, the Company leased office space from Sepracor in exchange for monthly payments which increased at various dates and approximated the Company's proportionate share of Sepracor's cost of providing such facilities. In January 2000, the Company gave notice and terminated, without contingency, the Sublease Agreement effective April 30, 2000.

In January 2000, the Company entered into a five-year lease agreement to occupy 8,000 square feet in Rockland, Massachusetts, commencing in March 2000. In September 2000, the Company expanded its Rockland office space by approximately 5,000 square feet, thereby increasing its total leased Rockland facility to approximately 13,000 square feet.

Under a lease agreement between BMSA and Guerbet Hospital (a former related party to BMSA), BMSA received rent free-of-charge through April 30, 1999. Effective May 1, 1999 the lease agreement was amended to reflect a monthly lease rate of FF30,000 per month (approximately $4,300 as of December 31, 2000) through June 30, 2000. In December 2000, BMSA signed a new nine-year agreement to lease approximately 18,150 square feet of manufacturing and office space in a Roissy, France facility for approximately FF 1,030,400 per year (approximately $148,000 as of December 31, 2000). The Company also has several operating leases covering certain pieces of manufacturing and office equipment through March 2005.

Future minimum lease payments for facilities and equipment under non-cancelable operating leases in effect as of December 31, 2000, are as follows:

Period                                                        Operating
(In thousands)                                                   Leases
-----------------------------------------------------------------------
2001........................................................  $     450
2002........................................................        470
2003........................................................        470
2004........................................................        458
2005........................................................        224
Thereafter..................................................        653
                                                              ---------
Total minimum lease payments................................  $   2,725
                                                              =========

Total rental expense for the years ended December 31, 2000, 1999 and 1998 was approximately $245,000, $81,000 and $249,000, respectively.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

I--Income Taxes

As of December 31, 2000, the Company had net operating loss carryforwards of approximately $30.8 million, which will expire through the year 2020. As of December 31, 2000, research and experimentation credit carryforwards approximated $281,000, which will expire through the year 2014. The components of the Company's net deferred tax asset are as follows at:

                                                                   December 31,
                                                              ----------------------
(In thousands)                                                    2000          1999
------------------------------------------------------------------------------------
Assets
  Domestic NOL carryforwards................................  $ 11,470      $ 9,003
  Tax credit carryforwards..................................       281          342
  Other.....................................................       138          116
Liabilities
  Property and equipment....................................       (44)          (6)
                                                              --------      -------
Subtotal....................................................    11,845        9,455
  Valuation allowance.......................................   (11,845)      (9,455)
                                                              --------      -------
Net deferred tax asset......................................  $     --      $    --
                                                              ========      =======

J--Segment Information

The Company develops microspheres for use in the treatment of hypervascularized tumors and arteriovenous malformations. The Company operates exclusively in the medical device business, which the Company considers as one business segment. Financial information by geographic area is as follows:

                                                                                          Three months ended
                                                For the years ended December 31,              March 31,
                                              ------------------------------------      ----------------------
(In thousands)                                    2000          1999          1998          2001          2000
----------------------------------------------------------------------------------
REVENUE
  United States
    Unaffiliated customers..................  $ 1,266       $    --       $    --       $ 1,066       $    --
  Europe
    Unaffiliated customers--(Primarily
      French)...............................    2,183         1,949           202           633           627
    Related parties.........................    1,405            --            --           976            --
    Transfer to other geographic areas......      512           317            --           148           147
                                              -------       -------       -------       -------       -------
                                                5,366         2,266           202         2,823           774
  Elimination and adjustments...............   (1,405)           --            --          (976)           --
                                              -------       -------       -------       -------       -------
  Total revenue.............................  $ 3,961       $ 2,266       $   202       $ 1,847       $   774
                                              =======       =======       =======       =======       =======
OPERATING INCOME (LOSSES)
  United States.............................  $(8,976)      $(3,965)      $(1,291)      $(3,142)      $(1,652)
  Europe....................................     (149)         (144)           --           405            45
                                              -------       -------       -------       -------       -------
  Total operating loss......................  $(9,125)      $(4,109)      $(1,291)      $(2,737)      $(1,607)
                                              =======       =======       =======       =======       =======
LONG-LIVED ASSETS
  United States.............................  $ 2,241       $ 1,324       $    49       $ 2,547
  Europe....................................      412           251            --           423
  Net assets from discontinued operations...       --            --         6,617            --
  Elimination and adjustments...............     (528)         (532)           --          (461)
                                              -------       -------       -------       -------
  Total long-lived assets...................  $ 2,125       $ 1,043       $ 6,666       $ 2,509
                                              =======       =======       =======       =======

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

K--Capital Stock

Common Stock

The Company's authorized capital stock includes 25,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2000, 5.8 million shares or 55% of the Company's common stock outstanding is held by Sepracor. The common stock has no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Company's authorized capital stock includes 1,000,000 shares of preferred stock, par value $0.01 per share, with such rights, restrictions and specifications as the Board of Directors may determine. As of December 31, 2000 and 1999, no shares of preferred stock have been issued.

Common Stock Financing

In February 2000, the Company completed a private equity placement of common stock and warrants for net proceeds of approximately $5.9 million. Investors purchased 653,887 shares of the Company's common stock at a price of $9.00 per share, which included warrants to purchase up to an additional 163,468 shares of common stock. Of the total 653,887 common shares sold, unrelated third-party institutional investors purchased 609,445, or 93%, and 44,442, or 7%, were purchased by executive officers and members of the Company's Board of Directors. The warrants have an exercise price equal to $20.00 per share and expire on February 4, 2005. In accordance with the Black-Scholes option-pricing model, the Company valued the warrants at approximately $929,000 and included such amount as a component of additional paid-in capital. The Company intends to use the net proceeds from this private placement for general corporate purposes, including research and development and sales and marketing activities.

In July 2000, the Company completed an additional private equity placement of common stock for net proceeds of approximately $11.8 million. Investors purchased 1,214,900 shares of common stock at $11.00 per share. Of the total shares sold, Sepracor Inc., the Company's parent company, purchased 454,545 shares, after which its majority ownership decreased to 55%. The Company intends to use the net proceeds from this private placement for general corporate purposes, including research and development, sales and marketing activities.

L--Stock Plans and Warrants

Stock Option Plans

The 1994 stock option plan (the "1994 Plan") provides for the grant of both incentive stock options ("ISOs") and non-statutory stock options ("NSOs") to officers, directors, advisors and key employees of the Company. The 1994 Plan also provides for the grant of NSOs to consultants of the Company. The exercise price for ISOs must be at least equal to the fair market value of the Company's common stock on the date of grant and the exercise price of NSOs must be at least equal to 50% of the fair market value of the Company's common stock on the date of grant. Options generally become exercisable in five equal annual installments beginning on the first anniversary of the date of grant. ISOs have a maximum term of ten years from the date of grant. A total of 1.0 million shares were approved for issuance under the 1994 Plan and as of March 31, 2001, approximately 303,000 shares were available for issuance.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

In 1997, the Company's stockholders approved the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan, as amended, provides for the grant of both ISOs and NSOs to officers, directors, advisors and key employees of the Company. The 1997 Plan also provides for the grant of NSOs to consultants of the Company. In September 2000, the Company's Board of Directors approved an amendment to the 1997 Stock Incentive Plan, as amended, to increase the number of shares of common stock available for issue from 3,125,000 shares to 5,000,000 shares. As of March 31, 2001, approximately 1,547,000 shares under the 1997 plan were available for issuance. Options generally become exercisable in five equal annual installments beginning on the first anniversary of the date of grant.

The Director Option Plan (the "Director Plan"), as amended, provides for the granting of NSOs to directors of the Company who are not officers or employees of the Company or of any subsidiary of the Company. A total of 300,000 shares of common stock may be issued under the Director Plan subject to adjustments as provided therein. The exercise price per share will equal the fair market value of a share of Company's common stock on the date on which the option is granted. Options granted under the Director Plan will vest in either two or five equal installments beginning on the first anniversary of the date of the grant depending on the nature of the grant. A total of 300,000 shares were approved for issuance under the Director Plan. As of March 31, 2001, there were 128,000 options available for issuance under the Director Plan.

The following table summarizes all stock option activity under the three stock option plans for the three years ended December 31, 2000 and the three months ended March 31, 2001:

                                                                Options issued under
                                                                     the Plans
                                                              ------------------------
                                                                              Weighted
                                                                         Average Price
(In thousands, except option price)                             Shares       Per Share
--------------------------------------------------------------------------------------
Outstanding at December 31, 1997............................   1,543     $       2.63
                                                               -----     ------------
  Granted...................................................     294             1.89
  Exercised.................................................      --               --
  Canceled..................................................    (255)            2.76
                                                               -----     ------------
Outstanding at December 31, 1998............................   1,582     $       2.51
  Granted...................................................   2,549             0.94
  Exercised.................................................      --               --
  Canceled..................................................    (393)            2.15
                                                               -----     ------------
Outstanding at December 31, 1999............................   3,738     $       1.42
  Granted...................................................     516            14.88
  Exercised.................................................    (266)            2.09
  Canceled..................................................     (44)            2.79
                                                               -----     ------------
Outstanding at December 31, 2000............................   3,944     $       3.12
  Granted...................................................      85            11.49
  Exercised.................................................      (2)            4.50
  Canceled..................................................      (1)           15.33
                                                               -----     ------------
Outstanding at March 31, 2001...............................   4,026     $       3.30
                                                               =====     ============

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

The following options and their respective average prices per share were outstanding and exercisable at December 31, 2000, 1999 and 1998 and March 31, 2001:

                                                                            Weighted                       Weighted
                                                                       Average Price                  Average Price
(In thousands, except option price)                      Outstanding       Per Share   Exercisable        Per Share
-------------------------------------------------------------------------------------------------------------------
December 31, 2000.....................................         3,944   $        3.12         1,147   $        2.11
December 31, 1999.....................................         3,738            1.42         1,016            2.39
December 31, 1998.....................................         1,582            2.51           719            2.60
March 31, 2001........................................         4,026            3.30         1,709            1.79

Options vest at various rates over periods of up to five years and may be exercised within ten years from the date of grant. The following table summarizes aggregate information about total stock options under the three plans, outstanding as of December 31, 2000:

                                          Options Outstanding
                                   ---------------------------------           Options Exercisable
                                      Remaining                        -----------------------------------
       Range of           Number    Contractual     Weighted Average           Number     Weighted-Average
Exercise Prices      Outstanding   Life (Years)       Exercise Price      Exercisable       Exercise Price
----------------------------------------------------------------------------------------------------------
                  (In thousands)                                       (In thousands)
$  0.82 - 1.25             2,284          8.13    $             0.84              137   $             0.84
   1.26 - 1.89               368          6.96                  1.80              353                 1.81
   1.90 - 2.85               651          5.25                  2.20              525                 2.18
   2.86 - 4.30                90          5.56                  3.37               90                 3.37
   4.31 - 6.50                42          4.81                  5.12               42                 5.12
  9.75 - 14.50               272          9.74                 12.01               --                   --
 14.51 - 21.75               207          9.42                 17.80               --                   --
 21.76 - 27.25                30          9.13                 27.25               --                   --
                  --------------                                       --------------
                           3,944                                                1,147

The Company applies the Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations in accounting for its Plans. Accordingly, no compensation expense has been recognized for its employee stock-based compensation plans. Had compensation costs for the Company's stock-based compensation been determined based on the fair value at the grant dates as calculated in accordance with Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," the Company's net basic and diluted loss per common share for the years ended December 31, 2000, 1999 and 1998 and the three months ended March 31, 2001 and 2000 would have been adjusted to the pro forma amounts indicated below:

                                                              For the years ended            Three months
                                                                  December 31,              ended March 31,
                                                         ------------------------------   -------------------
(In thousands, except per share amounts)                     2000       1999       1998       2001       2000
-------------------------------------------------------------------------------------------------------------
Net loss
  As reported..........................................  $(8,447)   $(4,533)   $(1,813)   $(2,501)   $(1,476)
  Pro forma............................................   (9,227)    (7,612)    (2,321)    (2,921)    (1,579)

Basic and diluted loss per share
  As reported..........................................    (0.87)     (0.53)     (0.21)     (0.24)     (0.16)
  Pro forma............................................    (0.95)     (0.90)     (0.27)     (0.28)     (0.18)

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

As a result of the May 1999 sale of the Company's former chromatography business (see Note N), and in accordance with the Company's various stock option plans, all options granted prior to May 1999, became immediately vested. Accordingly, the pro forma compensation costs as presented may not be representative of future pro forma costs.

The average fair value of options granted, $12.38, $0.82, $1.27, $9.29 and $22.15 for fiscal years 2000, 1999 and 1998 and the three months ended
March 31, 2001 and 2000, respectively, was estimated using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                                                                           Three months
                                                                                          ended March 31,
                                                                 Fiscal                 -------------------
                                                     2000          1999          1998       2001       2000
-----------------------------------------------------------------------------------------------------------
Dividend yield..............................         None          None          None       None       None
Volatility..................................         110%          106%           65%       110%       110%
Risk-free interest rate.....................  5.5% - 6.2%   4.9% - 6.7%   5.5% - 5.9%       5.4%       6.2%
Expected life (years).......................            5             7             7          5          5

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation.

Employee Stock Purchase Plans

In 1997, stockholders approved the 1997 employee stock purchase plan (the "1997 Plan"). Under the 1997 Plan, an aggregate of 50,000 shares of common stock may be purchased by employees at 85% of the fair market value on the first or last day of each six month offering period, whichever is lower. An eligible employee may elect to have up to a maximum of 10% deducted through payroll deductions from his or her regular salary. During 2000, 1999 and 1998, there were 0, 4,876 and 25,478 shares, respectively, issued under the 1997 Plan.

In June 2000, stockholders approved the 2000 employee stock purchase plan (the "2000 Plan") to replace the Company's 1997 Plan. Under the 2000 Plan, an aggregate of 50,000 shares of common stock may be purchased by employees at 85% of the fair market value on the first or last day of each six month offering period, whichever is lower. During each offering period, the maximum number of shares which may be purchased by a participating employee is determined on the first day of the offering period and is equal to the number of shares of common stock determined by dividing $12,500 by the last reported sale price of the common stock on the Nasdaq National Market on the first day of the offering. An eligible employee may elect to have up to a maximum of 10% deducted through payroll deductions from his or her regular salary. During 2000, no shares were issued under the 2000 Plan.

Stock-Based Compensation to Non-Employees

In connection with stock options previously issued to non-employees, the Company's Board of Directors authorized the Company to accelerate the vesting of all non-employee advisors' stock options

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

subject to variable accounting principles. Accordingly, $1,261,000 in non-cash compensation expense was recorded and presented as a separate line item within the Statement of Operations for the year ended December 31, 2000. The recorded $1,261,000 aggregate fair value of the non-employee stock options was derived from the Black-Scholes option-pricing model.

Stock Warrants

In 1997, the Company issued a warrant to purchase 45,000 shares of the Company's common stock at $3.00 per share. The warrant expires on June 5, 2002. As of December 31, 2000, the warrant had vested with respect to 40,000 shares. The remaining 5,000 shares are not exercisable due to the failure of the holder to satisfy certain vesting requirements.

M--Employees Savings Plan

The Company adopted a 401(k) savings plan for all domestic employees in 1994. Under the provisions of the plan, employees may voluntarily contribute up to 15% of their compensation subject to statutory limitations. In addition, the Company matches 50% of the first $3,000 contributed by employees up to a $1,500 maximum per employee. Employer matching contributions amounted to approximately $18,000, $11,000 and $20,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

N--Discontinued Operations

On May 17, 1999, the Company sold substantially all of its assets and business, for approximately $11.0 million in cash and the assumption of certain liabilities. Upon the consummation of the sale, BioSepra Inc. changed its name to BioSphere Medical, Inc. The Company utilized a portion of the proceeds to pay approximately $880,000 of transaction costs, to repay approximately
$2.0 million of outstanding bank debt, and to repay approximately $143,000 due to Sepracor.

The net assets included in the sale had a net book value of approximately
$10.5 million on May 17, 1999, which was included in calculating a net loss for the sale of approximately $70,000. The operations, assets and liabilities of the business have been presented in accordance with disposal of a segment of a business and discontinued operations accounting principles in the accompanying consolidated financial statements. Accordingly, the operating results of the discontinued business for the years ended December 31, 1999 and 1998 have been segregated from the continuing operations and reported as a separate line item on the consolidated statements of operations.

O--Valuation and Qualifying Accounts

A rollforward of the allowance for doubtful accounts for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                                   Balance,    Charged to                 Balance,
                                                               Beginning of     Costs and                   End of
(In thousands)                                                       Period      Expenses    Deductions     Period
------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 2000................................  $          --   $        37   $        (8)  $     29
Year Ended December 31, 1999................................            106            --          (106)        --
Year Ended December 31, 1998................................            369             1          (264)       106

These allowances for all periods presented are included in Net Assets of Discontinued Operations as they appear on the balance sheet included herein.

--------------------------------------------------------------------------------

BioSphere Medical, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information for March 31, 2000 and 2001 is unaudited)

P--Quarterly Financial Data (Unaudited)

The following is a summary of quarterly financial results:

                                                             Fourth         Third        Second         First
(In thousands except per share amounts)                     Quarter       Quarter       Quarter       Quarter
-------------------------------------------------------------------------------------------------------------
Net sales
  2001...................................................                                            $ 1,847
  2000...................................................   $1,356        $1,016        $  815           774
  1999...................................................      679           594           713           280
Gross profit
  2001...................................................                                              1,328
  2000...................................................      956           641           411           492
  1999...................................................      231           212           285           134
Net loss
  2001...................................................                                             (2,501)
  2000 -- before discontinued operations.................   (2,371)       (2,453)       (2,147)       (1,476)
  2000 -- after discontinued operations..................   (2,371)       (2,453)       (2,147)       (1,476)
  1999 -- before discontinued operations.................   (1,452)         (979)       (1,025)         (538)
  1999 -- after discontinued operations..................   (1,452)         (979)       (1,128)         (974)
Diluted loss per share
  2001...................................................                                              (0.24)
  2000 -- before discontinued operations.................    (0.23)        (0.24)        (0.23)        (0.17)
  2000 -- after discontinued operations..................    (0.23)        (0.24)        (0.23)        (0.17)
  1999 -- before discontinued operations.................    (0.17)        (0.12)        (0.12)        (0.06)
  1999 -- after discontinued operations..................    (0.17)        (0.12)        (0.13)        (0.11)

Q--Subsequent Events

LEGAL PROCEEDINGS

On February 7, 2001, Artes Medical USA, Inc. filed a complaint in the United States District Court for the Central District of California (Los Angeles), alleging that the Company was liable for infringement, inducement of infringement, and contributory infringement of U.S. patent no. 5,344,452, which the Company refers to as the '452 patent. The '452 patent relates to "...implant[s] based on a biocompatible solid in powder form, in particular a plastic." Artes sought monetary damages as compensation for the alleged infringement and a permanent injunction against the alleged infringing activity. Artes alleged that all of our microsphere-related products, including our Embosphere Microspheres, HepaSphere SAP Microspheres and MatrX Microspheres infringe the '452 patent.

On February 7, 2001, the Company filed a complaint for declaratory judgment in the United States District Court for the District of Delaware against Artes. The complaint sought a declaration that the '452 patent is invalid and not infringed by BioSphere and BSMD Ventures.

On May 16, 2001, representatives of Artes, BSMD Ventures, and BioSphere Medical executed an agreement to settle the Delaware and California actions. On May 24, 2001, the parties submitted joint stipulations and orders of dismissal in both the Delaware and California courts. The California action was dismissed by the court on May 25, 2001. The Delaware action was dismissed by the court on May 29, 2001.

The impact of this settlement will not have a material impact on the Company's operating results.

--------------------------------------------------------------------------------

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................    $ 22,655
NASD filing fee.............................................       9,562
Nasdaq National Market listing fee..........................      17,500
Blue Sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................       3,500
Accounting fees and expenses................................     100,000
Legal fees and expenses.....................................     350,000
Printing and mailing expenses...............................     200,000
Miscellaneous...............................................      41,783
                                                                --------

    Total...................................................    $750,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Article Ninth of the Registrant's Certificate of Incorporation requires the Registrant to indemnify each person who is or was or has agreed to be a director or officer of the Registrant against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Delaware General Corporation Law, as amended. In addition, Article Eighth provides that no director of the Registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.


Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 9 of the Underwriting Agreement provides for indemnification by the Underwriter of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under certain circumstances.

ITEM 16. EXHIBITS.


     EXHIBIT NO         DESCRIPTION
------------------------------------------------------------------------------------
        1.1(1)          Form of Underwriting Agreement
        4.1(2)          Form of Common Stock Certificate
        5.1(1)          Opinion of Hale and Dorr LLP
       23.1(1)          Consent of Arthur Andersen LLP
       23.2(1)          Consent of Hale and Dorr LLP (included in Exhibit 5.1)
       24.1(1)          Power of Attorney


---------


(1) Previously filed



(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999


ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Registrant's Restated Certificate of Incorporation, the Underwriting Agreement, the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockland, Massachusetts on June 28, 2001.


                                                     BIOSPHERE MEDICAL, INC.

                                                     By: /s/ ROBERT M. PALLADINO
                                                         --------------------------------------------
                                                         Robert M. Palladino
                                                         VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


Pursuant to the requirements of the Securities Act of 1933, the Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                                         TITLE                             DATE
---------                                         -----                             ----
/s/ JOHN M. CARNUCCIO *                           President, Chief Executive
--------------------------------------              Officer and Director
John M. Carnuccio                                   (principal executive officer)       June 28, 2001

                                                  Vice President and Chief
/s/ ROBERT M. PALLADINO                             Financial Officer
--------------------------------------              (principal financial and
Robert M. Palladino                                 accounting officer)                 June 28, 2001

/s/ JEAN-MARIE VOGEL *
--------------------------------------            Chairman and Director
Jean-Marie Vogel                                                                        June 28, 2001

/s/ TIMOTHY J. BARBERICH *
--------------------------------------            Director
Timothy J. Barberich                                                                    June 28, 2001

/s/ WILLIAM M. COUSINS, JR. *
--------------------------------------            Director
William M. Cousins, Jr.                                                                 June 28, 2001

/s/ ALEXANDER M. KLIBANOV, PH.D. *
--------------------------------------            Director
Alexander M. Klibanov, Ph.D.                                                            June 28, 2001

/s/ PAUL A. LOONEY *
--------------------------------------            Director
Paul A. Looney                                                                          June 28, 2001

SIGNATURE                                         TITLE                             DATE
---------                                         -----                             ----
/s/ RICCARDO PIGLIUCCI *
--------------------------------------            Director
Riccardo Pigliucci                                                                      June 28, 2001

/s/ DAVID P. SOUTHWELL *
--------------------------------------            Director
David P. Southwell                                                                      June 28, 2001


* By:  /s/ ROBERT M. PALLADINO
       ----------------------------------------
       Robert M. Palladino
       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



     EXHIBIT NO         DESCRIPTION
------------------------------------------------------------------------------------
        1.1(1)          Form of Underwriting Agreement
        4.1(2)          Form of Common Stock Certificate
        5.1(1)          Opinion of Hale and Dorr LLP
       23.1(1)          Consent of Arthur Andersen LLP
       23.2(1)          Consent of Hale and Dorr LLP (included in Exhibit 5.1)
       24.1(1)          Power of Attorney


---------


(1) Previously filed



(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999